Exhibit 10.1

Execution Copy

LOAN AND SECURITY AGREEMENT

dated as of August 8, 2012

between

THE PRIVATEBANK AND TRUST COMPANY

as the Lender,

and

LAWSON PRODUCTS, INC., a Delaware corporation,

LAWSON PRODUCTS, INC., an Illinois corporation,

DRUMMOND AMERICAN LLC, an Illinois limited liability company,

CRONATRON WELDING SYSTEMS LLC, a North Carolina limited liability company,

SHIRE DIVESTITURE COMPANY, a Nevada corporation,

BARON DIVESTITURE COMPANY, an Illinois corporation,

and

AUTOMATIC SCREW MACHINE PRODUCTS COMPANY, INC., an Alabama

corporation,

as Borrowers

i

(continued)

(continued)

(continued)

(continued)

EXHIBIT A	–	COMPLIANCE CERTIFICATE
EXHIBIT B	–	NOTICE OF BORROWING
EXHIBIT C	–	NOTICE OF CONVERSION/CONTINUATION

SCHEDULE 1	–	PERMITTED LIENS
SCHEDULE 2	–	EXISTING LETTERS OF CREDIT
SCHEDULE 11.2.1	–	BUSINESS AND COLLATERAL LOCATIONS
SCHEDULE 11.2.2	–	CERTAIN COLLATERAL
SCHEDULE 11.6	–	ORGANIZATIONAL AUTHORITY AND NO CONFLICT
SCHEDULE 11.7	–	LITIGATION
SCHEDULE 11.9	–	AFFILIATE TRANSACTIONS
SCHEDULE 11.10	–	NAMES & TRADE NAMES
SCHEDULE 11.14	–	INDEBTEDNESS
SCHEDULE 11.16	–	PARENT, SUBSIDIARIES AND AFFILIATES
SCHEDULE 11.18.1	–	EMPLOYEE MATTERS
SCHEDULE 11.18.2	–	EMPLOYEE CONTRACTS
SCHEDULE 11.20	–	ENVIRONMENTAL MATTERS
SCHEDULE 11.26	–	INVESTIGATIONS, AUDITS, ETC.
SCHEDULE 11.27	–	CAPITALIZATION; SUBSIDIARIES
SCHEDULE 11.28	–	INSURANCE
SCHEDULE 17.1	–	CLOSING DOCUMENT CHECKLIST

v

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) is made this 8 day of August, 2012 by and among THE PRIVATEBANK AND TRUST COMPANY (“Lender”), LAWSON PRODUCTS, INC., a Delaware corporation (“Lawson Products Delaware”), LAWSON PRODUCTS, INC., an Illinois corporation (“Lawson Products Illinois”), DRUMMOND AMERICAN LLC, an Illinois limited liability company (“Drummond American”), CRONATRON WELDING SYSTEMS LLC, a North Carolina limited liability company (“Cronatron Welding”), SHIRE DIVESTITURE COMPANY, a Nevada corporation (“Shire Divestiture”), BARON DIVESTITURE COMPANY, an Illinois corporation (“Baron Divestiture”), and AUTOMATIC SCREW MACHINE PRODUCTS COMPANY, INC., an Alabama corporation (“Automatic Screw Machine”; Lawson Products Delaware, Lawson Products Illinois, Drummond American, Cronatron Welding, Shire Divestiture, Baron Divestiture and Automatic Screw Machine are individually referred to herein each as a “Borrower” and collectively as “Borrowers”) and the other Loan Parties from time to time a signatory hereto.

W I T N E S S E T H:

WHEREAS, Borrowers may, from time to time, request Loans from Lender, and the parties wish to provide for the terms and conditions upon which such Loans or other financial accommodations, if made by Lender, shall be made;

NOW, THEREFORE, in consideration of any Loan (including any Loan by renewal or extension) hereafter made to Borrowers by Lender, or any Letter of Credit issued for the account of any Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Borrowers, the parties hereby agree as follows:

Section 1 Definitions.

1.1 Definitions. When used herein the following terms shall have the following meanings:

At (or “at”), when used with respect to the Real Property or any property adjacent to the Real Property, means “on, at, in, under, above or about.

Acceptable Subsidiary shall mean an Account that in the ordinary course of business of any Borrower is billed to an Account Debtor located outside of the United States of America if such Account Debtor is the Subsidiary of a well capitalized Person organized under the laws of the United States of America which is acceptable to Lender, as determined in its Credit Judgment.

Account shall have the meaning ascribed to such term in the UCC.

Account Debtor shall have the meaning ascribed to such term in the UCC.

Affiliate of any Person shall mean (i) any other Person which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person, (ii) any other Person which beneficially owns or holds five percent (5%) or more of the voting control or equity interests of such Person, (iii) any other Person of which five percent (5%) or more of the voting control or equity interest of which is beneficially owned or held by such Person, or (iv) any officer or director of such Person. Unless expressly stated otherwise herein, Lender shall not be deemed an Affiliate of any Loan Party.

Alabama Property shall mean the real property owned by Automatic Screw Machine located at 709 Second Avenue, Decatur, Alabama.

Applicable Margin shall mean the margin set forth below with respect to Base Rate Revolving Loans, LIBOR Rate Revolving Loans, Base Rate Term Loans, LIBOR Rate Term Loans, and Unused Line Fee as in effect from time to time, as applicable:

Level	Total Debt to EBITDA Ratio	Base Rate Revolving Loans Applicable Margin	LIBOR Rate Revolving Loans Applicable Margin	Base Rate Term Loan Applicable Margin	LIBOR Rate Term Loan Applicable Margin	Unused Line Fee Applicable Margin
I	< 1.00 to 1.00	(1.00)%	1.25%	(1.00)%	1.25%	0.25%
II	≥ 1.00 but < 2.00 to 1.00	(0.80)%	1.45%	(0.80)%	1.45%	0.25%
III	≥ 2.00 but < 3.00 to 1.00	(0.60)%	1.65%	(0.60)%	1.65%	0.375%
IV	≥ 3.00 to 1.00	(0.40)%	1.85%	(0.40)%	1.85%	0.375%

; provided, that the initial Applicable Margin set forth above shall not take effect until five (5) Business Days after receipt of the Loan Parties’ and their Subsidiaries’ quarterly financial statements for the fiscal quarter evidencing the Conversion Date. Thereafter, the Applicable Margin shall be adjusted five (5) Business Days after receipt of the Loan Parties’ and their Subsidiaries quarterly financial statements based on the Loan Parties’ and their Subsidiaries’ Total Debt to EBITDA Ratio for the 3 month period ending on the date of calculation as shown on such financial statements (provided that, if Borrowers fail to deliver such financial statements within the time period required by this Agreement, the Applicable Margin shall conclusively be presumed to be equal to the highest level set forth on the chart above from the date such financial statements were required to be delivered until five (5) Business Days after receipt of such financial statements).

If, as a result of any restatement of or other adjustment to the financial statements of Loan Parties and their Subsidiaries or for any other reason with respect to an error in calculation, the Lender determines that (a) the Total Debt to EBITDA Ratio as calculated by Borrowers as of any applicable date was inaccurate and (b) a proper calculation of the Total Debt to EBITDA Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Total Debt to EBITDA Ratio would have resulted in higher pricing for such period, Borrowers shall automatically and retroactively be obligated to pay to Lender promptly on demand by Lender, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Total Debt to EBITDA Ratio would have resulted in lower pricing for such period, Lender shall have no obligation to repay any interest or fees to Borrowers; provided that if, as a result of any restatement or other adjustment a proper calculation of the Total Debt to EBITDA Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods.

Automatic Screw Machine shall have the meaning set forth in the Preamble to this Agreement.

Bank Product Agreements shall mean those certain agreements pursuant to which Lender or its Affiliates provide any Bank Products to any Loan Party and/or any Subsidiary including, without limitation, Hedging Agreements.

Bank Product Obligations shall mean all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Loan Party and/or any Subsidiary to Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Loan Party and/or any Subsidiary is obligated to reimburse to Lender as a result of Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Loan Parties and/or any Subsidiary pursuant to the Bank Product Agreements.

Bank Products shall mean any service provided to, facility extended to, or transaction entered into with, any Loan Party and/or any Subsidiary by Lender or its Affiliates, including, without limitation, (a) deposit accounts, (b) cash management services, including, without limitation, controlled disbursement, lockbox, electronic funds transfers (including, without limitation, book transfers, fedwire transfers, ACH transfers), online reporting and other services relating to accounts maintained with Lender or its Affiliates, (c) debit cards and credit cards and (d) Hedging Agreements.

Bankruptcy Code shall mean the United States Bankruptcy Code, 11 U.S.C. §101 et seq., as in effect from time to time, and any successor statute thereto.

Baron Divestiture shall have the meaning set forth in the Preamble to this Agreement.

Base Rate shall mean at any time the greater of (a) the Federal Funds Rate plus 0.5% and (b) the Prime Rate.

Base Rate Loan shall mean any Loan which bears interest at or by reference to the Base Rate.

Blocked Account Agreement shall mean that certain Agreement Regarding Blocked Deposit Accounts dated as of the Closing Date by and among Lender, for the benefit of itself and the Secured Parties, as lender, Lender, as depository bank, and Borrowers, as amended, restated, supplemented or otherwise modified from time to time.

Board shall mean the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

BSA shall have the meaning set forth in Section 12.11.

Business Day shall mean any day on which Lender is open for commercial banking business in Chicago, Illinois and, in the case of a Business Day which relates to a LIBOR Loan, any day on which dealings are carried on in the London Interbank eurodollar market.

Capital Expenditures shall mean with respect to any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for Capital Lease Obligations) by Loan Parties and their Subsidiaries during such period that are required by GAAP, consistently applied, to be included in or reflected by the property, plant and equipment or similar fixed asset accounts (or intangible accounts subject to amortization) on the balance sheet of Loan Parties and their Subsidiaries.

Capital Lease shall mean a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by any Loan Party and/or any Subsidiary as lessee that is, or should be, in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or, if such statement is not in effect, such statement of GAAP as may be applicable, recorded as a “capital lease” on the consolidated balance sheet of Loan Parties and their Subsidiaries prepared in accordance with GAAP.

Capital Lease Obligations shall mean the amount of the obligations of Loan Parties and their Subsidiaries under Capital Leases.

Cash Collateralize shall mean to deliver cash to Lender in the amount equal to 105% of the sum of the face amount of the outstanding Letters of Credit to be held as collateral for outstanding Letters of Credit, pursuant to documentation reasonably satisfactory to Lender. Derivatives of such term have corresponding meanings.

Chattel Paper shall have the meaning ascribed to such term in the UCC.

Closing Date shall mean August 8, 2012.

Collateral shall mean all of the property of the Loan Parties described in Section 5.1 hereof, together with all other real or personal property of any other obligor or any other Person now or hereafter pledged to Lender to secure, either directly or indirectly, repayment of any of the Obligations.

Commercial Tort Claims shall have the meaning ascribed to such term in the UCC.

Contingent Obligation, as applied to any Person, shall mean any direct or indirect liability of that Person: (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the purpose or intent of the Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (d) pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefore, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the fixed and determinable amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

Controlled Group shall mean all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control that are treated as a single employer under Section 414 of the Internal Revenue Code or Section 4001 of ERISA.

Conversion Date shall mean the first day during the Final Period upon which each of the following conditions are satisfied: (i) no Event of Default exists and (ii) the Debt Service Coverage Ratio of Loan Parties and their Subsidiaries for the applicable calendar quarter is equal to or greater than 1.20 to 1.00. The Conversion Date shall only become effective under this Agreement upon the satisfaction of each of the conditions set forth above and compliance therewith must be reflected in the most recent compliance certificate and financial statements delivered to Lender pursuant to Section 9.3 of this Agreement (which may (for the avoidance of doubt) commence with the financial statements of the Loan Parties and their Subsidiaries ending with the fiscal quarter ending June 30, 2014 that are delivered during the Final Period).

Credit Judgment shall mean a determination made in good faith and in the exercise of commercially reasonable (from the perspective of a secured asset based lender) credit judgment.

Cronatron Welding shall have the meaning set forth in the Preamble to this Agreement.

Debt Service Coverage Ratio shall mean the ratio of (a) EBITDA minus Capital Expenditures which are not financed with Long Term Debt (excluding Indebtedness under this Agreement), minus dividends to (b) the sum of (i) regularly scheduled principal and interest obligations on all indebtedness for borrowed money (including Capitalized Lease Obligations and the Obligations), plus cash income taxes.

Default shall mean an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

Default Rate shall have the meaning set forth in Section 4.1(c) hereof.

Deposit Accounts shall have the meaning ascribed to such term in the UCC.

Dilution shall mean, with respect to any period, the percentage obtained by dividing (i) the sum of non-cash credits against Accounts (including, but not limited to returns, adjustments and rebates) of Borrowers for such period, plus pending or probable, but not yet applied, non-cash credits against Accounts of Borrowers for such period, as determined by Lender in its sole discretion by (ii) gross invoiced sales of Borrowers for such period.

Documents shall have the meaning ascribed to such term in the UCC.

Drummond American shall have the meaning set forth in the Preamble to this Agreement.

EBITDA shall mean, with respect to any period, Borrowers’ and their Subsidiaries’ net income after taxes for such period (excluding any after-tax gains or losses on the sale of assets (other than the sale of Inventory in the ordinary course of business) and excluding other after-tax extraordinary gains or losses), plus (ii) interest expense, income tax expense, depreciation and amortization for such period, plus or minus (iii) any other non-cash charges or gains which have been subtracted or added in calculating net income after taxes for such period, plus (iv) non-recurring charges, losses or expenses resulting from or related to events or occurrences outside the ordinary course of business for such period in an amount acceptable to Lender as determined in its absolute and sole discretion solely with respect to this clause (iv), all on a consolidated basis and in accordance with GAAP.

Electronic Chattel Paper shall have the meaning ascribed to such term in the UCC.

Eligible Account shall mean an Account owing to any Borrower which is acceptable to Lender as determined in its Credit Judgment. Without limiting Lender’s discretion, Lender shall, in general, consider an Account to be an Eligible Account if it meets, and so long as it continues to meet, the following requirements (and such other requirements as established from time to time by Lender in its Credit Judgment upon at least one (1) Business Day notice by Lender to Representative (unless an Event of Default has occurred and is continuing) and, if so requested by Representative not later than one (1) Business Day after receipt of such notice, discussion with Representative regarding such revision (unless an Event of Default has occurred and is continuing)):

(i) it is genuine and in all respects what it purports to be;

(ii) it is owned by a Borrower, such Borrower has the right to subject it to a security interest in favor of Lender or assign it to Lender and it is subject to a first priority perfected security interest in favor of Lender and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

(iii) it arises from (A) the performance of services by a Borrower in the ordinary course of such Borrower’s business, and such services have been fully performed and acknowledged and accepted by the Account Debtor thereunder; or (B) the sale or lease of Goods by a Borrower in the ordinary course of such Borrower’s business, and (x) such Goods have been completed in accordance with the Account Debtor’s specifications (if any) and delivered to the Account Debtor, (y) such Account Debtor has not refused to accept, returned or offered to return, any of the Goods which are the subject of such Account, and (z) a Borrower has possession of, or a Borrower has delivered to Lender (at Lender’s request) shipping and delivery receipts evidencing delivery of such Goods;

(iv) it is evidenced by an invoice rendered to the Account Debtor thereunder, (A) is due and payable within thirty (30) days after the date of the invoice and does not remain unpaid sixty (60) days after the date upon which it is due or (B) is due and payable within thirty (30) days or sixty (60) days after the date of the invoice and does not remain unpaid ninety (90) days after the invoice date thereof or (C) is due and payable within ninety (90) days after the date of invoice and does not remain unpaid one hundred twenty (120) days after the invoice date thereof so long as the aggregate amount of Eligible Accounts under this subclause (C) shall not exceed $1,000,000 at any time; provided, however, that if more than twenty-five percent (25%) of the aggregate dollar amount of invoices owing by a particular Account Debtor remain unpaid (x) sixty (60) days after the respective due dates thereof or (y) ninety (90) days after the respective invoice date thereof or (z) one hundred twenty (120) days after the respective invoice date thereof, then all Accounts owing by that Account Debtor shall be deemed ineligible;

(v) it is a valid, legally enforceable and unconditional obligation of the Account Debtor thereunder, and it shall not be an Eligible Account to the extent of any setoff, counterclaim, credit, allowance or adjustment by such Account Debtor, or if it is subject to any claim by such Account Debtor denying liability thereunder in whole or in part it shall not be an Eligible Account (i) to the extent of any such claim denying liability so long as such claim is quantifiable or (ii) in whole if any such claim denying liability is not quantifiable;

(vi) it does not arise out of a contract or order which fails in any material respect to comply with the requirements of applicable law;

(vii) the Account Debtor thereunder is not a director, officer, employee or agent of any Borrower, or a Subsidiary, Parent or Affiliate of any Borrower;

(viii) it is not an Account with respect to which the Account Debtor is the United States of America or any state or local government, or any department, agency or instrumentality thereof, unless the applicable Borrower (or applicable Borrowers) assign their right to payment of such Account to Lender pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended, or any comparable state or local law, as applicable; provided that, the foregoing requirement shall only be required (A) following the occurrence and during the continuance of an Event of Default and (B) after Lender’s request for any Borrower’s compliance therewith;

(ix) it is not an Account with respect to which the Account Debtor is located in a state which requires any Borrower (or applicable Borrowers), as a precondition to commencing or maintaining an action in the courts of that state, either to (A) receive a certificate of authority to do business and be in good standing in such state; or (B) file a notice of business activities report or similar report with such state’s taxing authority, unless (x) such Borrower has taken one of the actions described in clauses (A) or (B); (y) the failure to take one of the actions described in either clause (A) or (B) may be cured retroactively by such Borrower or Borrowers at its or their election; or (z) such Borrower or Borrowers have proven, to Lender’s satisfaction, that it is exempt from any such requirements under any such state’s laws;

(x) the Account Debtor is either (A) located within the United States of America or (B) constitutes an Acceptable Subsidiary;

(xi) it is not an Account with respect to which the Account Debtor’s obligation to pay is subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;

(xii) it is not an Account (A) with respect to which any representation or warranty contained in this Agreement is untrue; or (B) which violates any of the covenants of Borrowers contained in this Agreement;

(xiii) it is not an Account which, when added to a particular Account Debtor’s other Accounts to a Borrower or Borrowers on a consolidated basis, exceeds twenty percent (20%) of all Accounts of a Borrower or Borrowers or a credit limit determined by Lender in its Credit Judgment for that Account Debtor (except that Accounts excluded from Eligible Accounts solely by reason of this clause (xiii) shall be Eligible Accounts to the extent of such credit limit), provided that Lender shall give Representative written notice of any such credit limit; and

(xiv) it is not an Account with respect to which the prospect of payment or performance by the Account Debtor is or will be impaired, as determined by Lender in its Credit Judgment.

Eligible Foreign Account shall mean a Foreign Account that meets all of the criteria of an Eligible Account (other than clause (x) of the definition of Eligible Account) and that is either (x) supported by a letter of credit or credit insurance, in either case, in form and substance and with terms acceptable to Lender or (y) otherwise acceptable to Lender as determined in its Credit Judgment. For the avoidance of doubt, as of the Closing Date, the foregoing clause (y) includes the Puerto Rican Foreign Accounts (subject to Lender’s continuing approval as determined in its Credit Judgment).

Eligible Inventory shall mean Inventory of any Borrower which is acceptable to Lender as determined in its Credit Judgment. Without limiting Lender’s discretion, Lender shall, in general, consider Inventory to be Eligible Inventory if it meets, and so long as it continues to meet, the following requirements (and such other requirements as established from time to time by Lender in its Credit Judgment upon at least one (1) Business Day notice by Lender to Representative (unless an Event of Default has occurred and is continuing) and, if so requested by Representative not later than one (1) Business Day after receipt of such notice, discussion with Representative regarding such revision (unless an Event of Default has occurred and is continuing)):

(i) it is owned by a Borrower, such Borrower has the right to subject it to a security interest in favor of Lender and it is subject to a first priority perfected security interest in favor of Lender and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

(ii) it is located on one of the premises listed on Schedule 11.2.1 (or other locations of which Lender has been advised in writing pursuant to Section 12.2.1 hereof), such locations are within the United States and is not in transit;

(iii) if held for sale or lease or furnishing under contracts of service, it is (except as Lender may otherwise consent in writing) new and unused and free from defects which would, in Lender’s determination determined in its Credit Judgment, affect its market value;

(iv) it is not stored with a bailee, consignee, warehouseman, processor or similar party, in each case unless Borrowers have caused any such bailee, consignee, warehouseman, processor or similar party to issue and deliver to Lender, in form and substance acceptable to Lender, such Uniform Commercial Code financing statements, warehouse receipts, waivers and other documents as Lender shall require;

(v) it is not located at a leased location unless Borrowers have caused the landlord for such location to execute and deliver to Lender, in form and substance acceptable to Lender, a landlord waiver agreement or (ii) a rent reserve has been put in place by Lender in an amount equal to at least three (3) months rent that is payable for such location;

(vi) it is produced in compliance with the Fair Labor Standards Act and is not subject to the “hot goods” provisions contained in 29 USC 215(a)(i), and otherwise complies in all material respects with all standards imposed by any applicable governmental entity having authority over the disposition, manufacture or use of that Inventory;

(vii) Lender has determined in good faith, in accordance with Lender’s customary business practices, that it is not unacceptable due to age (for the avoidance of doubt, as of the Closing Date, Inventory that has aged up to 18 months or less is acceptable to Lender, subject to Lender’s continuing approval as determined in its Credit Judgment), type, category or quantity; and

(viii) it is not Inventory (A) with respect to which any of the representations and warranties contained in this Agreement are untrue; or (B) which violates any of the covenants of Borrowers contained in this Agreement.

Environmental Claim means any complaint, action, notice, order, claim, investigation, judicial or administrative proceeding or action, or other similar claims or communications from any Person involving or alleging any non-compliance with, or any obligation under, any Environmental Requirement or the existence of any unsafe or hazardous condition resulting from or related to the Release of any Hazardous Material.

Environmental Indemnification Agreement means that certain Environmental Indemnification and Release Agreement dated as of the Closing Date by the Borrowers in favor of Lender, as amended, restated, supplemented or otherwise modified from time to time.

Environmental Laws shall mean any and all applicable federal, state or local laws, statutes, ordinances, rules, regulations, orders, judgments, permits, licenses or other determinations of any judicial or regulatory authority, now or hereafter in effect, imposing liability, establishing standards of conduct or otherwise relating to protection of the environment (including but not limited to natural resources, surface water, groundwater, soils, indoor and ambient air, and underground or above ground tanks), health and safety, land use matters or the presence, generation, treatment, storage, disposal, Release or threatened Release, transport or handling of any Hazardous Material and shall include, without limitation, the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq. (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and any other applicable local, state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated (whether under any of the foregoing (or otherwise), as any of the foregoing now exist or may be changed or amended or come into effect in the future).

Environmental Reports shall have the meaning ascribed to such term in the Environmental Indemnification Agreement.

Environmental Requirement means any Environmental Law, or any other applicable agreement or restriction (including any condition or requirement imposed by any third party or insurance or surety company), now or hereafter in effect, which relates to any matters addressed by any Environmental Law, Hazardous Material, or the prevention of any unsafe or hazardous condition resulting from or related to a Release.

Equipment shall have the meaning ascribed to such term in the UCC.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, modified or restated from time to time.

ERISA Event shall mean, as to the Loan Parties and each other member of the Controlled Group, respectively, any event or condition that causes or that is likely to result in: (a) any Loan Party or any Controlled Group member having any liability or obligation (whether contingent or otherwise) under Title IV of ERISA; or (b) the imposition of a lien under ERISA or the Internal Revenue Code upon any property of any Loan Party or any member of the Controlled Group.

Event of Default shall have the meaning specified in Section 15 hereof.

Excess Availability shall mean, as of any date of determination by Lender, the lesser of (i) the Revolving Loan Commitment less the sum of the outstanding Revolving Loans and Letter of Credit Obligations and (ii) the Revolving Loan Availability less the sum of the outstanding Revolving Loans and Letter of Credit Obligations, in each case as of the close of business on such date and assuming, for purposes of calculation, that all accounts payable which remain unpaid more than sixty (60) days after the due dates thereof as the close of business on such date are treated as additional Revolving Loans outstanding on such date.

Exchange Act shall mean the Securities Exchange Act of 1934, as amended.

Excluded Accounts shall mean, collectively, (a) local petty cash accounts maintained by any Loan Party in proximity to their operations so long as the aggregate balance on deposit in all such deposit accounts does not exceed $250,000 in the aggregate at any time outstanding, (b)(i) deposit accounts required to be maintained by Lawson Products Delaware with Bank of America in connection with and in support for credit card services provided by Bank of America and (ii) deposit accounts required to be maintained by Lawson Products Delaware with a provider of cash management services to the extent Lender does not provide such cash management services in connection with and in support for such cash management services provided by such provider, provided that the total amount on deposit in all such deposit accounts described in this clause (b)(i) and clause (b)(ii) at any time does not exceed $1,500,000 in the aggregate at any time outstanding.

Excluded Domestic Subsidiaries shall mean, collectively, Drummond America, Cronatron Welding and Shire Divestiture.

Excluded Foreign Subsidiaries shall mean, collectively, Lawson Maquiladora and Lawson Products Mexico.

Excluded Subsidiaries shall mean, collectively, Excluded Domestic Subsidiaries and Excluded Foreign Subsidiaries.

Excluded Taxes shall mean taxes based upon, or measured by, Lender’s (or a branch of Lender’s) overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such taxes), but only to the extent such taxes are imposed by a taxing authority (a) in a jurisdiction in which Lender is organized, (b) in a jurisdiction in which Lender’s principal office is located, or (c) in a jurisdiction in which Lender’s lending office (or branch) in respect of which payments under this Agreement are made is located.

Existing Letters of Credit shall mean those letters of credit described on Schedule 2 attached to this Agreement issued under the prior Credit Agreement dated as of August 21, 2009 among certain of the Borrowers and Lender, as amended from time to time prior to the date hereof that are outstanding thereunder on the Closing Date.

Federal Funds Rate shall mean for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Lender from three Federal funds brokers of recognized standing selected by Lender. Lender’s determination of such rate shall be binding and conclusive absent manifest error.

Final Period shall mean the period commencing on the Final Period Commencement Date and ending on the Maturity Date.

Final Period Commencement Date shall mean July 1, 2014.

Fiscal Year shall mean each twelve (12) month accounting period of Borrowers, which ends on December 31 of each year.

Fixtures shall have the meaning ascribed to such term in the UCC.

Foreign Account shall mean an Account of an Account Debtor that is located in a country other than the United States of America (but not an Acceptable Subsidiary). For the avoidance of doubt, a Foreign Account shall include an Account of an Account Debtor that is located in Puerto Rico (each a “Puerto Rican Foreign Account”).

FRB shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

GAAP shall mean generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination.

General Intangibles shall have the meaning ascribed to such term in the UCC.

Goods shall have the meaning ascribed to such term in the UCC.

Governmental Authority shall mean any federal, state, District of Columbia, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

Gross Availability shall mean, as of any date of determination, the Revolving Loan Availability less the sum of the outstanding Revolving Loans and Letter of Credit Obligations, as of the close of business on such date and assuming, for purposes of calculation, that all accounts payable which remain unpaid more than sixty (60) days after the due dates thereof as the close of business on such date are treated as additional Revolving Loans outstanding on such date.

Hazardous Materials shall mean any substance, material, element, compound, waste or chemical, whether solid, liquid or gaseous, which is defined, listed, classified or otherwise regulated in any way under any Environmental Laws, or any other such substances or conditions (including mold and other mycotoxins or fungi) which may create any unsafe or hazardous condition or pose any threat to health and safety.

Hedging Agreement shall mean any agreement with respect to any swap, collar, cap, future, forward or derivative transaction, whether exchange-traded, over-the-counter or otherwise, including any involving, or settled by reference to, one or more interest rates, currencies, commodities, equity or debt instruments, any economic, financial or pricing index or basis, or any similar transaction, including any option with respect to any of these transactions and any combinations of these transactions.

Hedging Obligation shall mean, with respect to any Person, any liability of such Person under any Hedging Agreement, including any and all cancellations, buy backs, reversals, terminations or assignments under pay Hedging Agreement.

Illinois Property the real property of owned by Lawson Products Delaware located at 1666 E. Touhy Avenue, Des Plaines, Illinois.

Immediate Family shall mean the spouse, former spouse, children, grandchildren, parents or grandparents of a Person.

Improvements shall mean all buildings, structures and improvements of every kind and nature existing and to be constructed on the land which comprises any portion of the Mortgaged Properties.

Indebtedness of any Person, shall mean, without duplication: (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person evidenced by a bond, debenture, note or similar instrument; (c) all indebtedness of others guaranteed by such Person; (d) all Capital Lease Obligations of such Person; (e) notes payable and drafts accepted of such Person representing extensions of credit whether or not representing obligations for borrowed money, other than a trade account payable that arises in the ordinary course of business; (f) any obligation of such Person owed for all or any part of the deferred purchase price of property or services, other than a trade account payable that arises in the ordinary course of business; (g) “earnouts” and similar payment obligations of such Person (other than obligations payable in such Person’s common stock or common stock equivalents), (h) all obligations of such Person with respect to any hedge agreement or any swap contracts; (i) all indebtedness of such Person secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person; and (j) surety and appeal bonds, performance bonds, payment bonds and other similar obligations.

Initial Period shall mean the period beginning on the Closing Date and ending on the Initial Period Termination Date.

Initial Period Termination Date shall mean June 30, 2014.

Instruments shall have the meaning ascribed to such term in the UCC.

Intangible Assets shall mean the amount (to the extent reflected in determining consolidated stockholders’ equity) of (a) all write-ups in the book value of any asset owned or acquired by any Borrower or a Subsidiary, (b) all goodwill, covenants not to compete, prepayments, deferred charges, franchises, patents, trademarks, service marks, trade names, brand names, copyrights, and other Intellectual Property subject to United States federal registration statutes, (c) all deferred financing costs (including, but not limited to, unamortized debt discount and expense, organization expense and experimental and development expenses), and (d) leasehold improvements not recoverable at the expiration of a lease.

Intellectual Property shall mean all: trade secrets (including, without limitation, customer lists), know-how and other proprietary information; trademarks, Internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing), indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights; unpatented inventions (whether or not patentable); patent applications and patents; industrial designs, industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

Interest Period shall mean, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two or three months thereafter as selected by Representative pursuant to Section 2.5.2 or 2.5.3, as the case may be; provided that:

(a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) Representative may not select any Interest Period for a Revolving Loan which would extend beyond the scheduled Maturity Date; and

(d) Representative may not select any Interest Period for a Term Loan if, after giving effect to such selection, the aggregate principal amount of such Term Loan having an Interest Period ending after any date on which an installment of such Term Loan is scheduled to be repaid would exceed the aggregate principal amount of such Term Loan scheduled to be outstanding after giving effect to such repayment.

Internal Revenue Code shall mean the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

Inventory shall have the meaning ascribed to such term in the UCC.

Investment Property shall have the meaning ascribed to such term in the UCC.

Lawson Maquiladora shall mean Lawson Maquiladora, S. de R.L. de C.V., a company organized under the laws of Mexico.

Lawson Products Delaware shall have the meaning set forth in the Preamble to this Agreement.

Lawson Products Illinois shall have the meaning set forth in the Preamble to this Agreement.

Lawson Products Mexico shall mean Lawson Products de Mexico, S. de R.L. de C.V., a company organized under the laws of Mexico.

Lawson Products Ontario shall mean Lawson Products Inc. (Ontario), a company organized under the laws of Ontario, Canada.

Lender Party shall have the meaning set forth in Section 18.3 hereof.

L/C Application shall mean with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the L/C Issuer at the time of such request for the type of Letter of Credit requested.

L/C Issuer shall mean Lender, in its capacity as the issuer of Letters of Credit hereunder, any Affiliate of Lender that may issue Letters of Credit hereunder, or any other financial institution that Lender may cause to issue Letters of Credit hereunder, and each of their successors and assigns.

Letter of Credit shall mean any Letter of Credit issued on behalf of any Borrower in accordance with this Agreement.

Letter of Credit Obligations shall mean, as of any date of determination, the sum of (i) the aggregate undrawn face amount of all Letters of Credit, and (ii) the aggregate unreimbursed amount of all drawn Letters of Credit not already converted to Loans hereunder.

Letter-of-Credit Right shall have the meaning ascribed to such term in the UCC.

LIBOR Loans shall mean the Loans bearing interest with reference to the LIBOR Rate.

LIBOR Office shall mean the office or offices of Lender which shall be making or maintaining the LIBOR Loans of Lender hereunder. A LIBOR Office of Lender may be, at the option of Lender, either a domestic or foreign office.

LIBOR Rate shall mean a rate of interest equal to (i) the per annum rate of interest at which United States dollar deposits for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three (3) Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by Lender in its sole discretion), divided by (ii) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), or as LIBOR is otherwise determined by Lender in its sole and absolute discretion. Lender’s determination of the LIBOR Rate shall be conclusive, absent manifest error and shall remain fixed during such Interest Period.

Loan Documents shall mean all agreements, instruments and documents, including, without limitation, the Notes, the Pledge Agreement, the Mortgages, the Environmental Indemnification Agreement, guaranties, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements, Hedging Agreements, Bank Product Agreements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of any Borrower (or any one or more of them), any Loan Party (or any one or more of them) or any other Person and delivered to Lender or to any parent, Affiliate or Subsidiary of Lender, in each case, in connection with the Obligations or the transactions contemplated hereby, as each of the same may be amended, modified or supplemented from time to time.

Loan Party shall mean each Borrower and each other person who is or shall become primarily or secondarily liable for any of the Obligations.

Loans shall mean all loans and advances made by Lender to or on behalf of any Borrower hereunder.

Lockbox and Lockbox Account shall have the meanings specified Section 8.1 hereof.

Long Term Debt shall mean Indebtedness with a term of one year or more, excluding Loans under this Agreement.

Master Letter of Credit Agreement shall mean, at any time, with respect to the issuance of Letters of Credit, a master letter of credit agreement or reimbursement agreement in the form being used by Lender at such time.

Material Adverse Effect shall mean (i) a material adverse change in, or a material adverse effect on the business, property, assets, operations or financial condition of Loan Parties and their Subsidiaries, taken as a whole, (ii) a material impairment of the ability of any Loan Party to perform any of its obligations under this Agreement and the other Loan Documents, (iii) a material adverse effect upon the Collateral or its value, or (iv) a material impairment of the enforceability or priority of Lender’s liens upon the Collateral or the legality, validity, binding effect or enforceability of this Agreement and the other Loan Documents; provided, however, that the incurrence of an operating loss by the Loan Parties and their Subsidiaries (on a consolidated basis) of not more than $45 million for the three month period ending June 30, 2012 shall not be considered a Material Adverse Effect (for the avoidance of doubt, the inclusion by Lender of foregoing proviso in this Agreement is expressly limited to the foregoing operating loss and shall not affect any operating loss for any other period and (y) Lender has agreed to the inclusion of the foregoing proviso in this particular instance and in light of the facts and circumstances that presently exist, and the inclusion thereof shall not constitute a course of dealing or impair Lender’s right to declare a Material Adverse Effect of any similar or other operating loss that may occur at any time or from time to time in the future).

Maturity Date shall mean August 8, 2017.

Maximum Loan Amount shall mean Forty Million and No/100 Dollars ($40,000,000), as such amount may be reduced in accordance with Section 2.6.4 hereof.

Minimum EBITDA shall have the meaning specified in Section 14.1.1 hereof.

Minimum Tangible Net Worth shall have the meaning specified in Section 14.2.1 hereof.

Mortgaged Properties shall mean, collectively, the real property of each Loan Party located at (i) [reserved], (ii) [reserved], (iii) 1197 Satellite Blvd., Suwannee, Georgia, (iv) 1381 Capital Blvd., Reno, Nevada, and (v) 28 Industrial Road, Fairfield, New Jersey, together with all other real property locations now or at any time hereafter owned by any Loan Party.

Mortgages shall mean the mortgages and/or deeds of trust executed by a Loan Party on or about the Closing Date in favor of Lender, for the benefit of itself and the Secured Parties, by which such Loan Party has granted to Lender, for the benefit of itself and the Secured Parties, as security for the Obligations, a lien upon each of the Mortgaged Properties, together with all mortgages, deeds of trust and comparable documents now or at any time hereafter securing the whole or any part of the Obligations.

Multiemployer Pension Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA.

Notes shall mean, collectively, the Revolving Notes and the Term Notes.

Notice of Borrowing shall have the meaning set forth in Section 2.5.2.

Notice of Conversion/Continuation shall have the meaning set forth in Section 2.5.3 hereof.

Obligations shall mean any and all obligations, liabilities and indebtedness (including post-petition interest, whether allowed or not) of each Loan Party to Lender or to any Affiliate of Lender of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance, Hedging Obligations and Bank Product Obligations), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law.

OFAC shall have the meaning set forth in Section 12.11 hereof.

Parent shall mean any Person now or at any time or times hereafter owning or controlling (alone or with any other Person) at least a majority of the issued and outstanding equity of any Borrower and, if a Borrower is a partnership, the general partner of such Borrower.

PBGC shall have the meaning specified in Section 12.2.5 hereof.

Permitted Excluded Subsidiary Intercompany Indebtedness shall mean indebtedness for borrowed money of any Excluded Subsidiary owing to any Loan Party (other than any Excluded Subsidiary) in an aggregate amount not to exceed $250,000 at any time outstanding for all Excluded Subsidiaries.

Permitted Intercompany Indebtedness shall mean, collectively, indebtedness for borrowed money of (a) any Loan Party (other than any Excluded Subsidiary) owing to another Loan Party (other than any Excluded Subsidiary), (b) any Subsidiary (other than any Excluded Subsidiary) that is not a Loan Party owing to any Loan Party (other than any Excluded Subsidiary) in an aggregate amount not to exceed $1,000,000 at any time outstanding for all such Subsidiaries that are not Loan Parties, (c) any Loan Party (other than any Excluded Subsidiary) owing to any Subsidiary (other than any Excluded Subsidiary) that is not a Loan Party in an aggregate amount not to exceed $5,000,000 at any time outstanding for all such Loan Parties and (d) the Permitted Excluded Subsidiary Intercompany Indebtedness.

Permitted Intercompany Transfers shall mean, collectively, (a) the transfer of any and all assets from any Excluded Subsidiary to any Loan Party (other than any Excluded Subsidiary) in connection with a disposition permitted under Section 13.15 hereof, (b) the transfer of assets from any Loan Party (other than any Excluded Subsidiary) to any Subsidiary (other than any Excluded Subsidiary) that is not a Loan Party in an amount not to exceed $250,000 in the aggregate in each Fiscal Year, (c) the transfer of assets from any Subsidiary (other than any Excluded Subsidiary) that is not a Loan Party to any Loan Party (other than any Excluded Subsidiary) and (d) the transfer of assets from any Loan Party (other than any Excluded Subsidiary) to any other Loan Party (other than any Excluded Subsidiary).

Permitted Liens shall mean (i) statutory liens of landlords, carriers, warehousemen, processors, mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder or amounts which are being contested in good faith and by appropriate proceedings and for which Borrowers have maintained adequate reserves; (ii) liens or security interests in favor of Lender; (iii) liens for taxes, assessments and governmental charges not yet due and payable or which are being contested in good faith and by appropriate proceedings and Borrowers are in compliance with Section 12.8 hereof; (iv) (A) liens, encumbrances and other matters affecting title to any real property listed in the title insurance policies in respect thereof and found, on the date of delivery of such title insurance policies to Lender in accordance with the terms of this Agreement, reasonably acceptable by Lender, and (B) zoning restrictions and easements, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a material adverse effect on any Borrower’s ability to use such real property for its intended purpose in connection with such Borrower’s business; (v) liens in connection with purchase money indebtedness and Capital Leases otherwise permitted pursuant to this Agreement, provided, that such liens attach only to the assets the purchase of which was financed by such purchase money indebtedness or which are the subject of such Capital Leases; (vi) liens set forth on Schedule 1; (vii) liens specifically permitted by Lender in writing; (viii) involuntary liens securing amounts less than $500,000 and which are released or for which a bond acceptable to Lender in its sole discretion, determined in good faith, has been posted within ten (10) days of its creation; and (ix) the deposit securing certain utility obligations of Automatic Screw Machine represented by the PNC Certificate of Deposit.

Person shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

Plan shall have the meaning specified in Section 12.2.5 hereof.

Pledge Agreement shall mean that certain Pledge Agreement granting a lien and security interest in favor of Lender, for the benefit of itself and the Secured Parties, (a) of Lawson Products Delaware with respect to 100% of the equity interests of Lawson Products Illinois, Shire Divestiture and Baron Divestiture and 65% of the voting equity interests of Lawson Products Ontario, (b) of Lawson Products Illinois with respect to 100% of the equity interests of Cronatron Welding and Drummond American, and (c) of Baron Divestiture with respect to 100% of the equity interests of Automatic Screw Machine and 65% of the voting equity interests of Lawson Maquiladora and Lawson Products Mexico.

PNC Certificate of Deposit shall mean that certain certificate of deposit in the name of Automatic Screw Machine held at PNC Bank to secure certain utility obligations of Automatic Screw Machine.

Prime Rate shall mean, for any day, the rate of interest in effect for such day as publicly announced from time to time by Lender as its prime rate (whether or not such rate is actually charged by Lender), which is not intended to be Lender’s lowest or most favorable rate of interest at any one time. Any change in the Prime Rate announced by Lender shall take effect at the opening of business on the day specified in the public announcement of such change; provided that Lender shall not be obligated to give notice of any change in the Prime Rate.

Proceeds shall have the meaning ascribed to such term in the UCC.

Projected EBITDA shall mean the quarterly projections of EBITDA provided by the Representative to Lender on or prior to the Closing Date.

Puerto Rican Foreign Account shall have the meaning set forth in the definition of Foreign Account.

Real Property shall mean, collectively, the Illinois Property, the Alabama Property, the Mortgaged Properties, together with all other real property locations now or at any time hereafter owned by an Loan Party.

Regulation U shall mean Regulation U of the Board as in effect from time to time.

Regulatory Change shall mean the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any Governmental Authority or any central bank or other fiscal, monetary or other authority having jurisdiction over Lender or its lending offices (for the avoidance of doubt and notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder issued in connection therewith, and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change” hereunder, regardless of the date enacted, adopted or issued).

Release shall mean the presence of or any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, drums, tanks, and other similar containers, containing any Hazardous Material) into the indoor or outdoor environment.

Remote Scanning shall have the meaning set forth in Section 8.1 hereof.

Rent Reserves a reserve implemented by Lender with respect to the following locations where an acceptable landlord waiver agreement is not in place on the Closing Date: (i) 8770 W. Bryn Mawr Ave., Suite 900, Chicago, Illinois, (ii) 2350 Pinehurst, Addison, Illinois, (iii) 600 Corporate Woods Pkwy., Vernon Hills, Illinois and (iv) 8801 W. 47th Street, McCook, Illinois), in each case, in an amount equal to three (3) months’ rent that is payable for any applicable location; provided, however, that a Rent Reserve will only be required on these locations to the extent that a Borrower is occupying such premises.

Representative shall have the meaning set forth in Section 18.16 hereof.

Revolving Loan Availability shall mean an amount up to the sum of the following sublimits: (i) eighty percent (80%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of Borrowers’ business) of Borrowers’ Eligible Accounts; provided that such advance rate shall be reduced by one (1) percentage point for each whole or partial percentage point by which Dilution (as determined by Lender in its Credit Judgment based on the results of the most recent twelve (12) month period for which Lender has conducted a field audit of Borrowers) exceeds five percent (5%); plus (ii) the lesser of (y) eighty percent (80%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of Borrowers’ business) of Borrowers’ Eligible Foreign Accounts and (z) a sub-limit established from time to time by

Lender in its Credit Judgment upon at least one (1) Business Day notice by Lender to Representative (unless an Event of Default has occurred and is continuing) and, if so requested by Representative not later than one (1) Business Day after receipt of such notice, discussion with Representative regarding such revision (unless an Event of Default has occurred and is continuing); plus (iii) the lesser of (y) fifty percent (50%) of the lower of cost or market value of Borrower’s Eligible Inventory, and (z) Twenty Million and No/100 Dollars ($20,000,000); minus (iv) (x) the Rent Reserves, and (y) such other reserves as Lender elects to establish from time to time as determined in its Credit Judgment, including, without limitation, reserves with respect to Bank Product Obligations and Hedging Obligations, upon at least one (1) Business Day notice by Lender to Representative (unless an Event of Default has occurred and is continuing) and, if so requested by Representative not later than one (1) Business Day after receipt of such notice, discussion with Representative regarding such revision (unless an Event of Default has occurred and is continuing).

Revolving Loan Commitment shall mean an amount equal to Forty Million and No/100 Dollars ($40,000,000.00); provided that, notwithstanding the foregoing, if the conditions to the Conversion Date are satisfied and the Conversion Date becomes effective, contemporaneously with the conversion of the Term Loan pursuant to Section 2.2 hereof if so elected by Borrowers and at all times thereafter, the Revolving Loan Commitment shall be an amount equal to Twenty Five Million and No/100 Dollars ($25,000,000.00); and provided further, that, in each case, the applicable Revolving Loan Commitment may be reduced pursuant to Section 2.6.4 hereof.

Revolving Loans shall have the meaning set forth in Section 2.1 hereof.

Revolving Notes shall mean one or more promissory notes in form and substance acceptable to Lender evidencing the Revolving Loans, together with all renewals, extensions, modifications or substitutions thereof.

Secured Parties shall mean, collectively, Lender, the L/C Issuer (solely to the extent such L/C Issuer also is Lender), Lender or any Affiliate of Lender that enters into a Hedging Agreement with any Loan Party (or any one or more of them), and Lender or any Affiliate of Lender that enters into a Bank Product Agreement.

Senior Officer shall mean, collectively, (a) with respect to any Loan Party or any Subsidiary, the president or the chief executive officer (or any other officer having substantially the same authority and responsibility), the chief financial officer or the treasurer (or any other officer having substantially the same authority and responsibility), a secretary, an assistant secretary or the general counsel and, (b) with respect to any Loan Party (other than Lawson Delaware) or any Subsidiary, any vice president.

Shire Divestiture shall have the meaning set forth in the Preamble to this Agreement.

Special Reserves means a reserve implemented by Lender in an amount equal to $1,000,000 as of the Closing Date, as may be increased or decreased from time to time as determined by Lender in its Credit Judgment thereafter upon at least one (1) Business Day notice by Lender to Representative (unless an Event of Default has occurred and is continuing) and, if so requested by Representative not later than one (1) Business Day after receipt of such notice, discussion with Representative regarding such revision (unless an Event of Default has occurred and is continuing).

Subordinated Debt shall mean, collectively, any and all indebtedness for borrowed money and any other claims or obligations arising under, evidenced by or related to indebtedness which is subject to a subordination agreement in form and substance acceptable to Lender.

Subordinated Debt Documents shall mean, collectively, (a) the Subordination Agreements and (b) all other documents and instruments relating to the Subordinated Debt and all amendments and modifications thereof permitted hereby.

Subordination Agreement shall mean, collectively, any and all subordination agreements entered into after the date hereof with respect to additional Subordinated Debt which shall be in form and substance, and certain terms, acceptable to the Lender in its sole discretion.

Subsidiary shall mean with respect to any Person, a corporation of which such Person owns, directly or indirectly, more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency), or any partnership, joint venture or limited liability company of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by any such Person or any partnership of which any such Person is a general partner.

Supporting Obligations shall have the meaning ascribed to such term in the UCC.

Tangible Chattel Paper shall have the meaning ascribed to such term in the UCC.

Tangible Net Worth shall have the meaning set forth in Section 14.2.1 hereof.

Taxes shall mean any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding the Excluded Taxes.

Term Loan shall have the meaning set forth in Section 2.2 hereof.

Term Notes shall mean one or more promissory notes in form and substance acceptable to Lender evidencing the Term Loan, together with all renewals, extensions, modifications or substitutions thereof.

Termination Date shall have the meaning set forth in Section 3.3 hereof.

Total Debt shall mean all Indebtedness (including, without limitation, Capital Lease Obligations) of the Loan Parties and their Subsidiaries on a consolidated basis in accordance with GAAP.

Total Debt to EBITDA Ratio shall mean the ratio of Total Debt to EBITDA for any applicable period.

UCC shall mean the Uniform Commercial Code as in effect from time to time in the State of Illinois, provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non perfection of the security interests in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy.

USA Patriot Act shall have the meaning set forth in Section 18.2 hereof.

Voidable Transfer shall have the meaning set forth in Section 18.13 hereof.

1.2 Reserved.

1.3 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to Lender pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with GAAP as used in the preparation of the financial statements of Loan Parties and their Subsidiaries on the date of this Agreement. If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to Lender hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of Loan Parties and their Subsidiaries be the same after such changes as they were before such changes; and, if the parties fail to agree on the amendment of such provisions, the Representative will furnish financial statements in accordance with such changes but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes.

1.4 Other Terms Defined in UCC. All other capitalized words and phrases used herein and not otherwise specifically defined shall have the respective meanings assigned to such terms in the UCC, as amended from time to time, to the extent the same are used or defined therein.

1.5 Other Definitional Provisions; Construction. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, vice versa. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Article, Section, Subsection, Annex, Schedule, Exhibit and like references are references to this Agreement unless otherwise specified. An Event of Default shall “continue” or be “continuing” until such Event of Default has been cured or waived in accordance with the terms, conditions and limitations of this Agreement. References in this Agreement to any party shall include such party’s successors and permitted assigns. References to any “Section” shall be a reference to such Section of this Agreement unless otherwise stated. To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Agreement, the provisions of this Agreement shall govern.

Section 2 Loans.

2.1 Revolving Loans. (a) Subject to the terms and conditions of this Agreement and the other Loan Documents, prior to the Maturity Date, Lender shall make revolving loans and advances (the “Revolving Loans”) in an aggregate amount up to the lesser of Revolving Loan Availability at such time and the Revolving Loan Commitment.

(b) The aggregate unpaid principal balance of the Revolving Loans shall not at any time exceed the lesser of (i) Revolving Loan Availability minus the Letter of Credit Obligations, and (ii) the Revolving Loan Commitment minus the Letter of Credit Obligations. If at any time the outstanding Revolving Loans exceeds either Revolving Loan Availability or the Revolving Loan Commitment, in each case minus the Letter of Credit Obligations, or any portion of the Revolving Loans and Letter of Credit Obligations exceeds any applicable sublimit within Revolving Loan Availability, Borrowers shall immediately, and without the necessity of demand by Lender, pay to Lender such amount as may be necessary to eliminate such excess and Lender shall apply such payment to the Revolving Loans to eliminate such excess.

Notwithstanding the foregoing, if the conditions to the Conversion Date are satisfied and the Conversion Date becomes effective, commencing on the fifth (5th) Business Day following the Conversion Date and at all times thereafter prior to the Maturity Date, in lieu of the provisions set forth in clause (b) above, the following provisions set forth in clause (c) below shall apply with respect to Revolving Loans.

(c) The aggregate unpaid principal balance of the Revolving Loans shall not at any time exceed the Revolving Loan Commitment minus the Letter of Credit Obligations. If at any time the outstanding Revolving Loans exceeds the Revolving Loan Commitment minus the Letter of Credit Obligations, Borrowers shall immediately, and without the necessity of demand by Lender, pay to Lender such amount as may be necessary to eliminate such excess and Lender shall apply such payment to the Revolving Loans to eliminate such excess.

2.2 Term Loan. Subject to the terms and conditions of this Agreement and the other Loan Documents, at any time following the effectiveness of the Conversion Date, at the Borrowers’ option upon no less than five (5) Business Days’ prior written notice by Representative to Lender and the execution and delivery by Borrowers of a Term Note to Lender in an original principal amount of $15,000,000, Lender shall convert Fifteen Million and No/100 Dollars ($15,000,000) of the then outstanding principal balance of the Revolving Loans into a term loan (the “Term Loan”). Amounts repaid with respect to the Term Loan may not be reborrowed.

2.3 Reserved.

2.4 Reserved.

2.5 Loan Procedures.

2.5.1 Various Types of Loans. Each Revolving Loan shall be, and the Term Loan may be divided into tranches which are, either Base Rate Loans or LIBOR Loans (each a “type” of Loan), as Representative shall specify in the related notice of borrowing or conversion pursuant to Section 2.5.2 or 2.5.3. LIBOR Loans having the same Interest Period which expire on the same day are sometimes called a “Group” or collectively “Groups.” Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than four (4) different Groups of LIBOR Loans shall be outstanding at any one time.

2.5.2 Borrowing Procedures.

(a) Representative shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit B or telephonic notice (followed immediately by a Notice of Borrowing) to Lender of each proposed Base Rate or LIBOR borrowing not later than (a) in the case of a Base Rate borrowing, 12:00 P.M., Chicago time, on the proposed date of such borrowing, and (b) in the case of a LIBOR borrowing, 12:00 P.M., Chicago time, at least three (3) Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by Lender, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a LIBOR borrowing, the initial Interest Period therefor. Each borrowing shall be on a Business Day. Each LIBOR borrowing shall be in an aggregate amount of at least $500,000 and an integral multiple of at least $250,000.

(b) Borrowers hereby authorize Lender to charge any operating, investment or other account of any Borrower (other than deposit accounts used exclusively for (i) payroll or (ii) employee benefits) maintained with Lender or any of its Affiliates to pay any Obligations when due (whether principal, interest, fees or other charges). In the event that the funds in such operating, investment or other accounts of Borrowers are insufficient to pay any such Obligation when due, then Borrowers hereby authorize Lender to advance Revolving Loans as Base Rate Loans to pay any such Obligations when due (whether principal, interest, fees or other charges), and any such Obligations becoming due shall be deemed a request for a Base Rate borrowing of a Revolving Loan on the due date, in the amount of such Obligations. The proceeds of such Revolving Loans shall be disbursed as direct payment of the relevant Obligation. In addition, unless an Event of Default has occurred and is continuing, solely in respect of Obligations representing legal bills, costs and expenses for Field Examinations and costs and expenses for appraisals, Lender shall use commercially reasonable efforts to either (x) provide Representative with a copy of the bill or invoice evidencing such charges and discuss such bill or invoice with Representative prior to charging the Borrowers for such Obligations in accordance with the foregoing terms or (y) provide Representative with a copy of the bill or invoice evidencing such charges at least three (3) Business Days prior to charging the Borrowers for such Obligations in accordance with the foregoing terms; provided that, in each case, presentation of such bill or invoice shall not constitute demand until three (3) Business Days thereafter.

2.5.3 Conversion and Continuation Procedures. (a) Subject to Section 2.5.1, Borrowers may, upon irrevocable written notice by Representative to Lender in accordance with clause (b) below:

(i) elect, as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount not less than $500,000 and a higher integral multiple of $250,000) into Loans of the other type; or

(ii) elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $500,000 or a higher integral multiple of $250,000) for a new Interest Period;

provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of LIBOR Loans shall be at least $500,000 and an integral multiple of $250,000.

(b) Representative shall give written notice (each such written notice, a “Notice of Conversion/Continuation”) substantially in the form of Exhibit C or telephonic notice (followed immediately by a Notice of Conversion/Continuation) to Lender of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 12:00 P.M., Chicago time, on the proposed date of such conversion, and (ii) in the case of conversion into or continuation of LIBOR Loans, 12:00 P.M., Chicago time, at least three (3) Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

(i) the proposed date of conversion or continuation;

(ii) the aggregate amount of Loans to be converted or continued;

(iii) the type of Loans resulting from the proposed conversion or continuation; and

(iv) in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.

(c) If upon the expiration of any Interest Period applicable to LIBOR Loans, Representative has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, Borrowers shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective on the last day of such Interest Period.

Any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 4.2.4.

2.6 Repayments. The Obligations shall be repaid as follows:

2.6.1 Repayment of Revolving Loans. The Revolving Loans and all other Obligations (other than the Term Loan, if any) shall be repaid on the Maturity Date.

2.6.2 Repayment of Term Loan. Following the effectiveness of the Conversion Date, if the Borrowers exercise their option to convert a portion of the Revolving Loans into a Term Loan in accordance with the terms and conditions of Section 2.2 hereof, the Term Loan shall be repaid in consecutive quarterly principal installments of Five Hundred Thirty-Five Thousand, Seven Hundred Fourteen and 29/100 Dollars ($535,714.29) (or such lesser amount after giving effect to the application of any prepayments in accordance with the terms of this Agreement) payable on the first day of each calendar quarter, commencing with the first day of the first calendar quarter following the effectiveness of the Conversion Date; provided, that any remaining outstanding principal balance of the Term Loan shall be repaid on the Maturity Date. If any such payment due date is not a Business Day, then such payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.

2.6.3 Optional Prepayments of the Term Loan. The Borrowers may prepay the principal of the Term Loan, if any, in whole, subject to the terms and conditions of Section 10 hereof. The Borrowers may prepay without penalty or premium the principal of the Term Loan, if any, in part, at any time and from time to time; provided however, Borrowers may not prepay a portion of the Term Loan (x) if such borrowing is of Base Rate Loans, in a principal amount less than $500,000 and (y) if such borrowing is of LIBOR Loans, in a principal amount less than $500,000. Each such prepayment shall be accompanied by the payment of accrued interest of such payment or amount prepaid, and any applicable LIBOR breakage or related fees and costs provided for under this Agreement. The Borrowers shall notify Lender by telephone (confirmed by telecopy) of any prepayment hereunder (i) in case of prepayment of a LIBOR Loan, not later than 12:00 P.M., Chicago time, five (5) Business Days before the date of prepayment, and (ii) in the case repayment of a Base Rate Loan, not later than 12:00 P.M., Chicago time, three (3) Business Days prior to the date such prepayment is to be made. Each such notice shall specify the prepayment date and the principal amount of the Term Loan to be prepaid. All voluntary prepayments of the Term Loan shall be applied on a pro rata basis to the remaining principal installments thereof.

2.6.4 Optional Terminations to Revolving Loan Commitment. Subject to the prepayment premium set forth below, the Representative shall have the right, at any time and from time to time, upon five (5) Business Days prior notice to Lender, to terminate and in whole or in part (but if in part, then in an amount not less than $5,000,000) the Revolving Loan Commitment, provided that the Revolving Loan Commitment may not be reduced to an amount less than the aggregate principal amount of the Revolving Loans then outstanding and Letter of Credit Obligations then outstanding. Any termination of the Revolving Credit Commitment pursuant to this Section may not be reinstated. If, during the term of this Agreement, Representative elects to terminate all or any portion of the Revolving Loan Commitment (such amount, the “Revolving Loan Commitment Termination Amount”), Borrowers agree to pay to Lender as a prepayment fee, in an amount equal to two percent (2%) of the Revolving Loan Commitment Termination Amount if such prepayment occurs on the day or any day prior to the effectiveness of the Conversion Date.

2.6.5 Mandatory Prepayments of the Loans.

(a) Sales of Assets. Upon receipt of the proceeds of (i) the sale or other disposition of any Collateral, assets or other property of any Borrower or any Subsidiary, including, without limitation, the Illinois Property (other than the Permitted Intercompany Transfers), or (ii) any of the Collateral, any asset or other property of any Borrower or any Subsidiary, including, without limitation, the Illinois Property, that is damaged, destroyed or taken by condemnation in whole or in part, the proceeds thereof shall be paid by Borrowers to Lender as a mandatory prepayment of the Loans, such payment to be applied first against to repay outstanding principal of the Revolving Loans until paid in full (without a concomitant reduction in the Revolving Loan Commitment), and then against the other Obligations (other than the Term Loan), as determined by Lender, in its sole discretion.

(b) Equity Contributions. Upon receipt of the proceeds of any equity contribution by any Borrower (whether or not pursuant to the issuance of any additional capital stock or other equity interests therefor) (other than contributions made by any other Borrower to such Borrower), the proceeds thereof shall be paid by such Borrower to Lender as a mandatory prepayment of the Loans, such payment to be applied first against the remaining installments of principal of the Term Loan in the inverse order of their maturities until the Term Loan is repaid in full, then to repay outstanding principal of the Revolving Loans until paid in full (without a concomitant reduction in the Revolving Loan Commitment), and then against the other Obligations, as determined by Lender, in its sole discretion.

(c) Construction of Mandatory Prepayment Provisions. Nothing in this Section 2.6.5 shall be construed to constitute Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

2.6.6 Setoff. Each Borrower, for itself, and each other Loan Party, agrees that Lender has all rights of set-off and bankers' lien provided by applicable law, and in addition thereto, each Borrower, for itself, and each other Loan Party, agrees that at any time any Event of Default exists, Lender may apply to the payment of any Obligations of Borrowers and each other Loan Party hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of any Borrower (other than deposit accounts used exclusively for (a) payroll or (b) employee benefits) and each other Loan Party then or thereafter with Lender.

2.7 Notes. The Loans shall, in Lender’s sole discretion, be evidenced by one or more Notes. However, if such Loans are not so evidenced, such Loans may be evidenced solely by entries upon the books and records maintained by Lender.

2.8 Recordkeeping. Lender shall record in its records, the date and amount of each Loan made by Lender, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of Borrowers hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

Section 3 Letters of Credit.

3.1 General Terms. Subject to the terms and conditions of this Agreement and the other Loan Documents prior to the Maturity Date, Lender may, in its sole discretion, determined in good faith, from time to time cause to be issued and co-sign for or otherwise guarantee, upon Borrowers’ request, commercial and/or standby Letters of Credit; provided, that the aggregate undrawn face amount of all such Letters of Credit shall at no time exceed Ten Million and No/100 Dollars ($10,000,000). Payments made by the L/C Issuer to any Person on account of any Letter of Credit shall be immediately payable by Borrowers without notice, presentment or demand and Borrowers agree that each payment made by the L/C Issuer in respect of a Letter of Credit shall constitute a request by Borrowers for a Loan to reimburse L/C Issuer. In the event such Loan is not advanced by Lender for any reason, such reimbursement obligations (whether owing to the issuer of the Letter of Credit or Lender if Lender is not the issuer) shall become part of the Obligations hereunder and shall bear interest at the rate then applicable to Revolving Loans constituting Base Rate Loans until repaid. Borrowers shall remit to Lender a Letter of Credit fee equal to two and one-half percent (2.5%) per annum on the aggregate undrawn face amount of all Letters of Credit outstanding, which fee shall be payable in advance for the term of the Letter of Credit. Upon the occurrence and during the continuance of an Event of Default, the Letter of Credit fee shall be increased to an amount equal to two percent (2%) per annum in excess of the Letter of Credit Fee otherwise payable thereon, which fee shall be payable on demand. Said fee shall be calculated on the basis of a 360 day year. Borrowers shall also pay on demand (a) a fronting fee with respect to each Letter of Credit in an amount mutually agreed to by the Representative and Lender and (b) the normal and customary administrative charges of L/C Issuer for issuance, amendment, negotiation, renewal or extension of any Letter of Credit.

3.2 Letter of Credit Procedures.

3.2.1 L/C Applications. Borrowers shall execute and deliver to the L/C Issuer the Master Letter of Credit Agreement from time to time in effect. Representative shall give notice to Lender and the L/C Issuer of the proposed issuance of each Letter of Credit on a Business Day which is at least three (3) Business Days (or such lesser number of days as the L/C Issuer and Lender shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by the applicable Borrower and in all respects satisfactory to the L/C Issuer, together with such other documentation as the L/C Issuer may request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the scheduled Termination Date (unless such Letter of Credit is Cash Collateralized)) and whether such Letter of Credit is to be transferable in whole or in part. Any Letter of Credit outstanding after the scheduled Maturity Date which is Cash Collateralized for the benefit of the L/C Issuer shall be the sole responsibility of the L/C Issuer. In the event of any inconsistency between the terms of the Master Letter of Credit Agreement, any L/C Application and the terms of this Agreement, the terms of this Agreement shall control.

3.2.2 Reimbursement Obligations Unconditional. Borrowers’ reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (a) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (b) the existence of any claim, set-off, defense or other right which any Loan Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Loan Party and the beneficiary named in any Letter of Credit), (c) the validity, sufficiency or genuineness of any document which the L/C/ Issuer has determined complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (d) the surrender or impairment of any security for the performance or observance of any of the terms hereof. Without limiting the foregoing, no action or omission whatsoever by Lender under or in connection with any Letter of Credit or any related matters shall result in any liability of Lender to Borrowers (except to the extent such act or omission is determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of LC Issuer or Lender), or relieve Borrowers of any of its obligations hereunder to any such Person.

3.3 Expiration Dates of Letters of Credit. The expiration date of each Letter of Credit shall be no later than the earlier of (i) one (1) year from the date of issuance and (ii) the first anniversary of the Maturity Date (the “Termination Date”). Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiration date for one or more one (1) year periods, so long as the issuer thereof has the right to terminate the Letter of Credit at the end of each one (1) year period and no extension period extends past the thirtieth (30th) day prior to the Maturity Date.

3.4 Existing Letters of Credit. The parties hereto agree that the Existing Letters of Credit will automatically, without any further action on the part of any Person, be deemed to be Letters of Credit hereunder issued hereunder on the Closing Date for the account of the applicable Borrower. Without limiting the foregoing (i) each such Existing Letter of Credit shall be included in the calculation of the Letter of Credit Obligations and (ii) all liabilities of the Borrowers and the other Loan Parties with respect to such Existing Letters of Credit shall constitute Obligations.

Section 4 Interest, Fees and Charges.

4.1 Interest Rate. Subject to the terms and conditions set forth below, the Loans shall bear interest at the per annum rate of interest set forth in subsection (a), (b) or (c) below:

(a) (i) Commencing with the Closing Date and continuing at all times thereafter until one (1) day prior to the first anniversary of the Closing Date, the Base Rate in effect from time to time, and (ii) commencing with the first anniversary of the Closing Date and continuing at all times thereafter, the Base Rate in effect from time to time; provided that, notwithstanding the foregoing, if the conditions to the Conversion Date are satisfied and the Conversion Date becomes effective, commencing on the fifth (5th) Business Day following the Conversion Date and at all times thereafter, the Loans shall bear interest at the per annum rate of interest equal to the Applicable Margin with respect to Base Rate Loans in excess of the Base Rate in effect from time to time. Such interest shall be payable on the first Business Day of each month in arrears for interest through the last day of the prior month. Said rate of interest shall increase or decrease by an amount equal to each increase or decrease in the Base Rate effective on the effective date of each such change in the Base Rate.

(b) (i) Commencing with the Closing Date and continuing at all times thereafter until one (1) day prior to the first anniversary of the Closing Date, two and three-quarters of one percent (2.75%) in excess of the LIBOR Rate for the applicable Interest Period, per annum, such rate to remain fixed for such Interest Period, and (ii) commencing with the first anniversary of the Closing Date and continuing at all times thereafter, two and one-half of one percent (2.50%) in excess of the LIBOR Rate for the applicable Interest Period, per annum, such rate to remain fixed for such Interest Period; provided that, notwithstanding the foregoing, if the conditions to the Conversion Date are satisfied and the Conversion Date becomes effective, commencing on the fifth (5th) Business Day following the Conversion Date and at all times thereafter, the Loans shall bear interest at the per annum rate of interest equal to the Applicable Margin with respect to LIBOR Rate Loans in excess of the LIBOR Rate, such rate to remain fixed for such Interest Period. Such interest shall be payable on the last Business Day of such Interest Period and, with respect to two (2) and three (3) month Interest Periods, on the same date of each month as the initial date of the Interest Period during such Interest Period and at maturity.

(c) Upon the occurrence of an Event of Default and during the continuance thereof, and at the option of Lender (other than with respect to any Event of Default pursuant to Sections 15.1, 15.7 or 15.8 hereof), the Loans shall bear interest at the rate of two percent (2.0%) per annum in excess of the interest rate otherwise payable thereon (the “Default Rate”), which interest shall be payable on demand. All interest shall be calculated for the actual number of days elapsed on the basis of a year of (i) 360 days for interest calculated at LIBOR Rate and (ii) 365/366 days for interest calculated at the Base Rate.

(d) The applicable LIBOR Rate for each Interest Period shall be determined by the Lender, and notice thereof shall be given by Lender promptly to Representative. Each determination of the applicable LIBOR Rate by Lender shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. Lender shall, upon written request of Representative, deliver to Representative a statement showing the computations used by Lender in determining any applicable LIBOR Rate hereunder.

4.2 Increased Costs; Special Provisions for LIBOR Loans.

4.2.1 Increased Costs. (a) If, after the date hereof, any Regulatory Change (whether or not having the force of law), or compliance by Lender with any request or directive (whether or not having the force of law) of any Governmental Authority: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the LIBOR Rate pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Lender; or (ii) shall impose on Lender any other condition affecting its LIBOR Loans, its Note or its obligation to make LIBOR Loans; and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) Lender (or any LIBOR Office of Lender) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by Lender (or its LIBOR Office) under this Agreement or under its Note with respect thereto, then upon demand by Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), Borrowers shall pay directly to Lender such additional amount as will compensate Lender for such increased cost or such reduction.

(b) If Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by Lender or any Person controlling Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Lender’s or such controlling Person’s capital as a consequence of Lender’s obligations hereunder or under any Letter of Credit to a level below that which Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by Lender or such controlling Person to be material, then from time to time, upon demand by Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), Borrowers shall pay to Lender such additional amount as will compensate Lender or such controlling Person for such reduction.

4.2.2 Basis for Determining Interest Rate Inadequate or Unfair. If:

(a) Lender reasonably determines (which determination shall be binding and conclusive on Borrowers) that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or

(b) the LIBOR Rate as determined by Lender will not adequately and fairly reflect the cost to Lender of maintaining or funding LIBOR Loans for such Interest Period or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of Lender materially affects such Loans;

then Lender shall promptly notify Representative and, so long as such circumstances shall continue, (i) Lender shall not be under any obligation to make or convert any Base Rate Loans into LIBOR Loans and (ii) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

4.2.3 Changes in Law Rendering LIBOR Loans Unlawful. If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any Governmental Authority or any other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of Lender cause a substantial question as to whether it is) unlawful for Lender to make, maintain or fund LIBOR Loans, then Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) Lender shall have no obligation to make or convert any Base Rate Loan into a LIBOR Loan (but shall make Base Rate Loans concurrently with the making of or conversion of Base Rate Loans into LIBOR Loans by Lender which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by Lender at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each LIBOR Loan of Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an “Affected Loan”) shall remain outstanding for the period corresponding to the Group of LIBOR Loans of which such Affected Loan would be a part absent such circumstances.

4.2.4 Funding Losses. Borrowers hereby agree that upon demand by Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, Borrowers will indemnify Lender against any net loss or expense which Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Lender to fund or maintain any LIBOR Loan), as reasonably determined by Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 2.5.3) or (b) any failure of Borrowers to borrow, prepay, convert or continue any Loan on a date specified therefor in a notice of borrowing, prepayment, conversion or continuation pursuant to this Agreement. For this purpose, all notices to Lender pursuant to this Agreement shall be deemed to be irrevocable.

4.2.5 Right of Lender to Fund through Other Offices. Lender may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by Lender and the obligation of Borrowers to repay such Loan shall nevertheless be to Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

4.2.6 Discretion of Lender as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

4.2.7 Mitigation of Circumstances. Lender shall promptly notify Representative of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in Lender’s sole judgment, otherwise disadvantageous to Lender) to mitigate or avoid, (i) any obligation by Borrowers to pay any amount pursuant to Sections 4.2.1 or 4.4 or (ii) the occurrence of any circumstances described in Sections 4.2.2 or 4.2.3 (and, if Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, Lender shall promptly so notify Representative). Without limiting the foregoing, Lender will designate a different funding office if such designation will avoid (or reduce the cost to Borrowers of) any event described in clause (i) or (ii) above and such designation will not, in Lender’s sole judgment, be otherwise disadvantageous to Lender.

4.2.8 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of Lender pursuant to Sections 4.2.1, 4.2.2, 4.2.3 or 4.2.4 shall be conclusive absent demonstrable error. Lender may use reasonable averaging and attribution methods in determining compensation under Sections 4.2.1 and 4.2.4, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of any Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

4.3 Fees and Charges.

4.3.1 Reserved.

4.3.2 Closing Fee: Borrowers shall pay to Lender a closing fee of One Hundred Twenty Thousand and No/100 Dollars ($120,000), which fee shall be fully earned and payable on the Closing Date.

4.3.3 Unused Line Fee: Borrowers shall pay to Lender an unused line fee of 0.375% of the difference between the Revolving Loan Commitment and the average daily balance of the Revolving Loans plus the Letter of Credit Obligations for each month; provided that, notwithstanding the foregoing, if the conditions to the Conversion Date are satisfied and the Conversion Date becomes effective, commencing on the fifth (5th) Business Day following the Conversion Date and at all times thereafter, Borrowers shall pay to Lender an unused line fee equal to the Unused Line Fee Applicable Margin multiplied by the difference between the Revolving Loan Commitment and the average daily balance of the Revolving Loans plus the Letter of Credit Obligations for each month. Such fee shall be fully earned by Lender on the first day of each month and payable monthly in arrears on the first Business Day of each month with respect to all activity through the last day of the prior month. Said fee shall be calculated on the basis of a 360 day year.

4.3.4 Reserved.

4.3.5 Collateral Monitoring Fee: Borrowers shall pay to Lender an annual collateral monitoring fee of Twenty Thousand Dollars ($20,000), which fee shall be fully earned by Lender and payable by Borrowers on the Closing Date and on each anniversary of the Closing Date thereafter; provided, that, notwithstanding the foregoing, if the conditions to the Conversion Date are satisfied and the Conversion Date becomes effective, commencing with the next anniversary date consisting of twelve (12) or more months following the Conversion Date, no collateral monitoring fee shall accrue and be payable by Borrowers. By way of example, if the Conversion Date occurs on December 31, 2014, the collateral monitoring fee of $20,000 shall be due and payable by Borrowers on the third anniversary of the Closing Date in accordance with the terms hereof, but would not be due and payable on the fourth anniversary of the Closing Date.

4.3.6 Costs and Expenses: Borrowers shall reimburse Lender for all reasonable, out-of-pocket costs and expenses, including, without limitation, legal expenses and reasonable attorneys’ fees, incurred by Lender in connection with the (i) documentation and consummation of this transaction, and any other transactions contemplated by the Loan Documents, including, without limitation, any transactions among the Loan Parties (or any one or more of them) and Lender, including, without limitation, Uniform Commercial Code and other public record searches and filings, overnight courier or other express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review costs; (ii) collection, protection or enforcement of any rights in or to the Collateral; (iii) collection of any Obligations; (iv) administration and enforcement of any of Lender’s rights under this Agreement or any other Loan Document (including, without limitation, any costs and expenses of any third party provider engaged by Lender for such purposes); and (vi) all amendments, consents, waivers, forbearance or similar agreements and other modifications from time to time required in connection with this Agreement and the other Loan Documents. Borrowers shall also pay all normal service charges with respect to all accounts maintained by Borrowers with Lender and any additional services requested by Borrowers from Lender.

4.4 Taxes.

(a) All payments made by Borrowers hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any person shall be made by Borrowers free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.

(b) If Borrowers make any payment hereunder or under any Loan Document in respect of which it is required by applicable law to deduct or withhold any Taxes, Borrowers shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 4.4(b)), the amount paid to Lender equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 4.4(b). To the extent Borrowers withhold any Taxes on payments hereunder or under any Loan Document, Borrowers shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to Lender within 30 days after it has made payment to such authority any receipt issued by such authority (or other evidence satisfactory to Lender) evidencing the payment of all amounts so required to be deducted or withheld from such payment.

If Lender is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax is assessed against Lender with respect to amounts received or receivable hereunder or under any other Loan Document, Borrowers will indemnify such person against (i) such Tax (and any reasonable counsel fees and expenses associated with such Tax) and (ii) any taxes imposed as a result of the receipt of the payment under this Section 4.4. A certificate prepared in good faith as to the amount of such payment by Lender shall, absent manifest error, be final, conclusive, and binding on all parties.

4.5 Maximum Interest. It is the intent of the parties that the rate of interest and other charges to Borrowers under this Agreement and the other Loan Documents shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which Lender may lawfully charge Borrowers, then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to Representative.

Section 5 Collateral.

5.1 Grant of Security Interest to Lender. As security for the payment of all Loans now or in the future made by Lender to any Borrower hereunder and for the payment, performance or other satisfaction of all other Obligations, each Loan Party hereby collaterally assigns to Lender, for the benefit of itself and the Secured Parties, and grants to Lender, for the benefit of itself and the Secured Parties, a continuing security interest in the following property of such Loan Party, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located: (a) all Accounts (whether or not Eligible Accounts or Eligible Foreign Accounts) and all Goods whose sale, lease or other disposition by any Loan Party has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, such Loan Party; (b) all Chattel Paper, Instruments, Documents and General Intangibles (including, without limitation, all patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contract rights, payment intangibles, security interests, security deposits and rights to indemnification); (c) all Inventory (whether or not Eligible Inventory); (d) all Goods (other than Inventory), including, without limitation, Equipment, vehicles and Fixtures; (e) all Investment Property; (f) all Deposit Accounts, bank accounts, deposits and cash; (g) all Letter-of-Credit Rights; (h) Commercial Tort Claims listed on Schedule 11.2.2 hereto (i) all Supporting Obligations; (j) any other property of any Loan Party now or hereafter in the possession, custody or control of Lender or any agent or any parent, Affiliate or subsidiary of Lender or any participant with Lender in the Loans, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise) and (j) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including, without limitation, proceeds of all insurance policies insuring the foregoing property, and all of any Loan Party’s books and records relating to any of the foregoing and to any Loan Party’s business.

Notwithstanding anything to the contrary contained herein, the security interest created by this Agreement shall not extend to, and the term “Collateral” shall not include, (a) any permit or license issued by a Governmental Authority to any Loan Party or any agreement to which any Loan Party is a party, in each case, only to the extent and for so long as the terms of such permit, license or agreement or any requirement of law applicable thereto, validly prohibit the creation by such Loan Party of a security interest in such permit, license or agreement in favor of Lender (after giving effect to Sections 9-406(d), 9-407(a), 9-408(a) or 9-409 of the UCC or any other applicable law (including the Bankruptcy Code) or principles of equity), (b) any property that is the subject of a lien securing any purchase money Indebtedness or Capital Lease permitted under this Agreement pursuant to an agreement the terms of which prohibit such Loan Party from granting any other liens on such property, (c) more than 65% of the total of the issued and outstanding equity interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each foreign Subsidiary directly owned by any Loan Party or any domestic Subsidiary or any assets of any foreign Subsidiary of the Loan Parties if in any such case Lender’s lien on such property would create a significant risk of an adverse tax consequence to the Loan Parties; (d) any “intent to use” applications for trademarks for which a statement of use has not been filed and accepted with the United States Patent and Trademark Office. Nothing in this Section 5 shall be construed to limit, impair, or otherwise affect Lender’s continuing security interests in and liens upon any rights or interests of any Loan Party in or to (y) monies due or to become due under any described permit, license or agreement of such Loan Party (including any Accounts), or (z) any proceeds, products, substitutions, or replacements of the sale, license, lease, or other disposition thereof (unless such proceeds, products, substitutions, or replacements would otherwise be excluded hereunder).

5.2 Other Security. Lender, in its sole discretion, without waiving or releasing (i) any obligation, liability or duty of any Loan Party under this Agreement or the other Loan Documents or (ii) any Event of Default, may at any time or times hereafter, but shall not be obligated to, pay, acquire or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person in, upon or against the Collateral, provided, that Lender may take such actions with respect to Permitted Liens only after the occurrence and during the continuance of an Event of Default. All sums paid by Lender in respect thereof and all reasonable costs, fees and expenses including, without limitation, reasonable attorney fees, all court costs and all other charges relating thereto incurred by Lender shall constitute Obligations, payable by Borrowers to Lender on demand and, until paid, at the option of Lender, shall bear interest at the Default Rate then applicable to Base Rate Revolving Loans hereunder.

5.3 Possessory Collateral. Promptly (and in any event within five (5) Business Days) upon any Loan Party’s receipt of (i) any portion of the Collateral evidenced by any Chattel Paper, certificated security, Instrument or Document, including, without limitation, any Tangible Chattel Paper and any Investment Property consisting of certificated securities (any such Collateral, “Possessory Collateral”) and (ii) the value of such Possessory Collateral, together with the value of all other Possessory Collateral that has not been delivered to the Lender exceeds $250,000, such Loan Party shall deliver the original thereof to Lender together with an appropriate endorsement or other specific evidence of assignment thereof to Lender (in form and substance acceptable to Lender). If an endorsement or assignment of any such items shall not be made for any reason, Lender is hereby irrevocably authorized, as each Loan Party’s attorney and agent-in-fact, to endorse or assign the same on such Loan Party’s behalf.

5.4 Electronic Chattel Paper. To the extent that any Loan Party obtains or maintains any Electronic Chattel Paper, such Loan Party shall create, store and assign the record or records comprising the Electronic Chattel Paper in such a manner that (i) a single authoritative copy of the record or records exists which is unique, identifiable and except as otherwise provided in clauses (iv), (v) and (vi) below, unalterable, (ii) the authoritative copy identifies Lender as the assignee of the record or records, (iii) the authoritative copy is communicated to and maintained by the Lender or its designated custodian, (iv) copies or revisions that add or change an identified assignee of the authoritative copy can only be made with the participation of Lender, (v) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy and (vi) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

5.5 Letter-of-Credit Rights. If any Loan Party at any time is a beneficiary under a letter of credit now or hereafter issued in favor of such Loan Party, at the request and option of Lender, Loan Parties shall, pursuant to an agreement in form and substance satisfactory to Lender, either (a) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to Lender of the proceeds of any drawing under the letter of credit, or (b) arrange for Lender to become the transferee beneficiary of the letter of credit, with Lender agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied as provided in this Agreement.

5.6 Lien on Realty. The due and punctual payment and performance of the Obligations shall also be secured by the lien, for the benefit of the Lender and the Secured Parties, created by the Mortgages upon all real property of Loan Parties described therein. If any Loan Party shall acquire at any time or times hereafter any fee simple interest in other real property, such Loan Party agrees promptly to execute and deliver to Lender as additional security and Collateral for the Obligations, a Mortgage in favor of Lender, for the benefit of itself and the Secured Parties, satisfactory in form and substance to Lender covering such real property. The Mortgages shall be duly recorded (at Borrowers’ expense) in each office where such recording is required to constitute a valid lien on the real property covered thereby. In respect of any Mortgage, Loan Parties shall deliver to Lender, at Borrowers’ expense, mortgagee title insurance policies issued by a title insurance company reasonably satisfactory to Lender, which policies shall be in form and substance reasonably satisfactory to Lender and shall insure a valid lien in favor of Lender, for the benefit of itself and the Secured Parties, on the property covered thereby, subject only to Permitted Liens and those other exceptions reasonably acceptable to Lender. Loan Parties shall also deliver to Lender such other usual and customary documents, including, without limitation, ALTA surveys of the real property described in the Mortgages, as Lender may reasonably request relating to the real property subject to the Mortgages.

5.7 Pledge Agreement. On the Closing Date, the Loan Parties shall execute and deliver the Pledge Agreement to Lender, for the benefit of itself and the Secured Parties, in form and substance acceptable to Lender; provided that, at any time following the occurrence and continuance of an Event of Default, promptly upon Lender’s request therefor, the applicable Loan Parties shall deliver, for the benefit of itself and the Secured Parties, in form and substance acceptable to Lender (a) a pledge agreement governed by the law of the applicable foreign jurisdiction with respect to 65% of the voting equity interests of Lawson Products Ontario and (b) a pledge agreement governed by the law of the applicable foreign jurisdiction with respect to 65% of the voting equity interests of each of Lawson Maquiladora and/or Lawson Products Mexico unless such Subsidiaries have been dissolved in accordance with the terms and conditions of Section 13.15 hereof.

5.8 Insurance Proceeds. The net proceeds of any casualty insurance insuring the Collateral shall be applied toward payment of the Obligations in accordance with Section 2.6.5 hereof; provided that, if an Event of Default has occurred and is continuing, any such proceeds shall be applied to the payment of the Obligations as determined by Lender in its sole discretion. In no event shall such application relieve any Borrower or other Loan Party from payment in full of all installments of principal and interest which thereafter become due in the order of maturity thereof.

Section 6 Preservation of Collateral and Perfection of Security Interests Therein. Any financing statement filed by Lender may be filed in any filing office in any UCC jurisdiction deemed necessary or desirable by Lender and may (i) indicate such Loan Party’s Collateral (1) as all assets of the Loan Party or words of similar effect, or (2) by any other description which reasonably approximates the description contained in this Agreement, and (ii) contain any other information required by part 5 of Article 9 of the UCC of any applicable jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including (A) whether such Loan Party is an organization, the type of organization and any organization identification number issued to such Loan Party, and (B) in the case of a financing statement filed as a fixture filing or indicating such Loan Party’s Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Loan Parties shall, at Lender’s request, at any time and from time to time, authenticate, execute and deliver to Lender such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by Lender) and do such other acts and things or cause third parties to do such other acts and things as Lender may deem necessary or desirable in its sole discretion in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Lender (free and clear of all other liens, claims, encumbrances and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Liens) to secure payment of the Obligations, and in order to facilitate the collection of the Collateral. Each Loan Party irrevocably hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as such Loan Party’s true and lawful attorney and agent-in-fact to execute and file such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect Lender’s security interest in the Collateral. Each Loan Party further ratifies and confirms the prior filing by Lender of any and all financing statements which identify such Loan Party as debtor, Lender as secured party and any or all Collateral as collateral.

Section 7 Reserved.

Section 8 Collections.

8.1 Lockbox and Lockbox Account. Each Loan Party shall direct all of their Account Debtors to make all payments on the Accounts directly to a mailing address designated by, and under the exclusive control of, Lender, at Lender (the “Lockbox”); provided, that with the consent of Lender, each Loan Party may collect payments and remotely scan such checks to Lender in a manner satisfactory to Lender (“Remote Scanning”) on a daily basis as such checks are received. Loan Parties shall establish an account (the “Lockbox Account”) in Loan Parties’ name, for the benefit of Lender, with Lender, into which all payments received in the Lockbox shall be deposited, and into which each Loan Party will immediately deposit all payments received by any Loan Party on Accounts in the identical form in which such payments were received, whether by cash or check. If any Loan Party, any Affiliate or Subsidiary, any shareholder, officer, director, employee or agent of any Loan Party or any Affiliate or Subsidiary, or any other Person acting for or in concert with any Loan Party shall receive any monies, checks, notes, drafts or other payments relating to or as Proceeds of Accounts or other Collateral related to Accounts, each Loan Party and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, Lender and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Lockbox Account in a manner satisfactory to Lender including by Remote Scanning. Any financial institution with which the Lockbox Account is established shall acknowledge and agree, in a manner satisfactory to Lender, that the checks, instruments, and other property in such Lockbox and Lockbox Account are the sole and exclusive property of Lender, that such financial institution will follow the instructions of Lender with respect to disposition of funds in the Lockbox and Lockbox Account without further consent from any Loan Party, the financial institution will not accept instructions of any Loan Party with respect to the Lockbox Account, that such financial institution has no right to setoff against the Lockbox or Lockbox Account or against any other account maintained by such financial institution into which the contents of the Lockbox or Lockbox Account are transferred, and that such financial institution shall wire, or otherwise transfer in immediately available funds to Lender in a manner satisfactory to Lender, funds deposited in the Lockbox Account on a daily basis as such funds are collected; provided that if the Lockbox Account is at Lender, the daily ledger balance of such accounts as of the beginning of each Business Day shall be transferred to Lender each Business Day for application in accordance with Section 8.3. At all times prior to the fifth (5th) Business Day following the effectiveness of the Conversion Date, Loan Parties agree that all payments made to such Lockbox Account or otherwise received by Lender, whether in respect of the Accounts or as Proceeds of other Collateral related to Accounts, will be applied on account of the Revolving Loans in accordance with the terms of this Agreement; provided, that so long as no Event of Default has occurred and is continuing, payments received by Lender shall not be applied to the unmatured portion of the LIBOR Rate Loans, but shall be held in a cash collateral account maintained by Lender, until the earlier of (i) the last Business Day of the Interest Period applicable to such LIBOR Rate Loan and (ii) the occurrence and continuance of an Event of Default; provided further, that so long as no Event of Default has occurred and is continuing, the immediately available funds in such cash collateral account may be disbursed, at Loan Parties’ discretion, to Representative so long as after giving effect to such disbursement, Borrowers’ availability under Section 2.1 hereof at such time, equals or exceeds the outstanding Revolving

Loans at such time. At all times after the fifth (5th) Business Day following the effectiveness of the Conversion Date, all payments made to such Lockbox Account or, unless an Event of Default exists, otherwise received by Lender, whether in respect of the Accounts or as Proceeds of other Collateral related to Accounts, will remain in such Lockbox Account and the amounts on deposit therein may be directed by the Representative, subject to the terms and conditions of the Blocked Account Agreement. Loan Parties agree to pay all customary fees, costs and expenses in connection with opening and maintaining the Lockbox and Lockbox Account. All of such fees, costs and expenses if not paid by Loan Parties, may be paid by Lender (if at a financial institution other than Lender) or otherwise charged to Loan Parties and in such event all amounts paid by Lender or charged by Lender shall constitute Obligations hereunder, shall be payable to Lender by Loan Parties upon demand, and, until paid, at the option of Lender, shall bear interest at the Default Rate then applicable to Base Rate Revolving Loans hereunder. All checks, drafts, instruments and other items of payment or Proceeds of Accounts or other Collateral related to Accounts shall be endorsed by the applicable Loan Party to Lender, and, if that endorsement of any such item shall not be made for any reason, Lender is hereby irrevocably authorized to endorse the same on such Loan Party’s behalf. For the purpose of this section, each Loan Party irrevocably hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as such Loan Party’s true and lawful attorney and agent-in-fact (i) to endorse such Loan Party’s name upon said items of payment and/or Proceeds of Accounts or upon other Collateral related to Accounts, including, without limitation, any Chattel Paper, Document, Instrument, invoice or similar document or agreement relating to any Account of any Loan Party or Goods pertaining thereto; (ii) to take control in any manner of any item of payment or Proceeds thereof and (iii) to have access to any lockbox or postal box into which any of such Loan Party’s mail is deposited, and open and process all mail addressed to such Loan Party and deposited therein.

8.2 Lender’s Rights. Lender may, at any time and from time to time after the occurrence and during the continuance of an Event of Default, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Obligations, (i) enforce collection of any of any Loan Party’s Accounts or other amounts owed to any Loan Party by suit or otherwise; (ii) exercise all of any Loan Party’s rights and remedies with respect to proceedings brought to collect any Accounts or other amounts owed to any Loan Party; (iii) surrender, release or exchange all or any part of any Accounts or other amounts owed to any Loan Party, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) sell or assign any Account of any Loan Party or other amount owed to any Loan Party upon such terms, for such amount and at such time or times as Lender deems advisable; (v) prepare, file and sign each Loan Party’s name on any proof of claim in bankruptcy or other similar document against any Account Debtor or other Person obligated to any Loan Party; and (vi) do all other acts and things which are necessary, in Lender’s sole discretion, to fulfill any Loan Party’s obligations under this Agreement and the other Loan Documents and to allow Lender to collect the Accounts or other amounts owed to any Loan Party. In addition to any other provision hereof, Lender may at any time, after the occurrence and during the continuance of an Event of Default, at Loan Parties’ expense, notify any parties obligated on any of the Accounts to make payment directly to Lender of any amounts due or to become due thereunder.

8.3 Application of Account Related Proceeds. At all times prior to the fifth (5th) Business Day following the effectiveness of the Conversion Date, (a) for purposes of calculating interest and fees, Lender shall, within one (1) Business Day after application of the daily ledger balance to the Revolving Loans as set forth in the immediately following sentence, apply the whole or any part of such collections or Proceeds against the Revolving Loans; and (b) for purposes of determining the amount of Loans available for borrowing purposes, (i) if the Lockbox Account is at Lender, Lender shall apply the daily ledger balance in the Lockbox Account as of the beginning of each Business Day in whole or in part against the Revolving Loans on the day of receipt, subject to actual collection and (ii) if the Lockbox Account is at another financial institution, Lender shall apply the daily ledger balance in the Lockbox Account as of the beginning of each Business Day in whole or in part against the Revolving Loans within one (1) Business Day of receipt, subject to actual collection.

8.4 Account Statements. On a monthly basis, Lender shall deliver to Representative an account statement showing all Loans, charges and payments, which shall be deemed final, binding and conclusive upon Loan Parties unless Loan Parties notify Lender in writing, specifying any error therein, within thirty (30) days of the date such account statement is sent to Representative and any such notice shall only constitute an objection to the items specifically identified.

Section 9 Collateral, Availability and Financial Reports and Schedules.

9.1 Borrowing Base Reports. Representative, on behalf of the Borrowers, shall deliver to Lender an executed borrowing base certificate in Lender’s then current form at least once each week, which shall be accompanied by copies of Borrowers’ sales journal, cash receipts journal and credit memo journal for the relevant period; provided, that, if the conditions to the Conversion Date are satisfied and the Conversion Date becomes effective, Loan Parties shall not be required to deliver such borrowing base report to Lender. Such borrowing base report, if required hereby, shall reflect the activity of Borrowers with respect to Accounts for the immediately preceding week and shall be in a form and with such specificity as is satisfactory to Lender and shall contain such additional information concerning Accounts and Inventory as may be reasonably requested by Lender including, without limitation, but only if specifically requested by Lender, copies of all invoices prepared in connection with such Accounts; provided that, with respect to such borrowing base report, Borrowers’ ineligible Accounts and ineligible Inventory shall only be updated on a monthly basis, unless otherwise requested by Lender.

9.2 Monthly Reports. Representative, on behalf of the Borrowers, shall deliver to Lender, as soon as practicable and in any event: (i) within fifteen (15) days after the end of each month, (a) a detailed trial balance of Borrowers’ Accounts aged per invoice date, in form and substance reasonably satisfactory to Lender including, without limitation, the names and addresses of all Account Debtors of Borrowers, and (b) a summary and detail of accounts payable (such Accounts and accounts payable divided into such time intervals as Lender may require as determined in its Credit Judgment), including a listing of any held checks; and (ii) within fifteen (15) days after the end of each month, the general ledger inventory account balance, a perpetual inventory report and Lender’s standard form of Inventory report then in effect or the form most recently requested from Borrowers by Lender, for Borrowers by each category of Inventory, together with a description of the monthly change in each category of Inventory.

9.3 Financial Statements. Representative, on behalf of Loan Parties, shall deliver to Lender the following financial information, all of which shall be prepared in accordance with GAAP consistently applied, and shall be accompanied by a compliance certificate in the form of Exhibit A hereto, which compliance certificate shall include a calculation of all financial covenants contained in this Agreement: (i) no later than thirty (30) days after each calendar month, copies of internally prepared balance sheet and statements of income and cash flow of Loan Parties and their Subsidiaries on a consolidated basis, together with a comparison to the Annual Projections (or projections provided pursuant to Section 17.1(g) hereof with respect to Fiscal Year 2012) for such month, certified by the Chief Financial Officer of Representative; (ii) no later than forty-five (45) days after the end of each of the first three quarters of Loan Parties’ Fiscal Year, copies of internally prepared balance sheet and statements of income and cash flows of the Loan Parties and their Subsidiaries on a consolidated basis, certified by the Chief Financial Officer of Representative and (iii) no later than one hundred five (105) days after the end of each of Loan Parties’ Fiscal Years, audited annual consolidated financial statements of Loan Parties and their Subsidiaries with an unqualified opinion by independent certified public accountants selected by Loan Parties and reasonably satisfactory to Lender, which consolidated financial statements shall be accompanied by copies of any management letters sent to the Loan Parties by such accountants.

9.4 Annual Projections. As soon as practicable and in any event no later than (a) thirty (30) days prior to the beginning of each Fiscal Year, Representative, on behalf of Loan Parties, shall deliver to Lender preliminary Annual Projections and (b) thirty (30) days after the beginning of each Fiscal Year, Representative, on behalf of Loan Parties, shall deliver to Lender projected balance sheets, statements of income and cash flow for Loan Parties and their Subsidiaries on a consolidated basis, for each of the twelve (12) months during such Fiscal Year (the “Annual Projections”) in final form, which shall include the assumptions used therein, together with appropriate supporting details as reasonably requested by Lender.

9.5 Alabama Property Update. In conjunction with the delivery of the compliance certificate pursuant to Section 9.3(ii) above, Loan Parties shall provide an update to Lender as to the following in respect of the Alabama Property: (a) an update as to any and all preventative or required remediation or corrective actions being implemented by any Loan Party in respect of the disclosed environmental contamination identified in the soil and groundwater at the Alabama Property, (b) an updates and summary of any and all changes in projections, budgets and/or costs and expenses related to such remediation or corrective efforts by the applicable Loan Party and (c) a certification to Lender that copies of any and all reports, audits, summaries or investigations have been delivered to Lender as required by Section 3(b) of the Environmental Indemnification Agreement.

9.6 Public Reporting. Promptly upon the filing thereof, Representative, on behalf of Loan Parties, shall deliver to Lender copies of all registration statements and annual, quarterly, monthly or other regular reports which Lawson Products Delaware files with the Securities and Exchange Commission, as well as promptly providing to Lender copies of any reports and proxy statements delivered to its shareholders.

9.7 Other Information. Promptly following request therefor by Lender, such other business or financial data, reports and projections as Lender may reasonably request.

Section 10 Termination. This Agreement shall be in effect from the date hereof until the Maturity Date or such earlier date that any commitments to lend hereunder are terminated pursuant to the terms hereof. Upon the Maturity Date or the earlier termination of any commitments to lend hereunder as set forth above, (i) Borrowers shall pay all of the Obligations in full; (ii) Lender shall not be obligated to make any additional Loans on or after the date identified as the date on which the Obligations are to be repaid; and (iii) this Agreement shall terminate (except for such provisions that by their terms survive the termination of this Agreement) on the date thereafter that the Obligations are paid in full (other than contingent indemnification obligations for which no claims have been asserted) and all Letters of Credit are returned to the L/C Issuer for cancellation (or Cash Collateralized). At such time as Loan Parties have repaid all of the Obligations (other than contingent indemnification obligations for which no claims have been asserted) and all Letters of Credit are returned to L/C Issuer for cancellation (or are Cash Collateralized) and this Agreement has terminated, Loan Parties shall deliver to Lender a release, in form and substance reasonably satisfactory to Lender, of all obligations and liabilities of Lender and its officers, directors, employees, agents, parents, subsidiaries and affiliates to Loan Parties, and if Loan Parties are obtaining new financing from another lender, Loan Parties shall deliver such lender’s indemnification of Lender, in form and substance reasonably satisfactory to Lender, for checks or other amounts which Lender has credited to any Loan Party’s account, but which subsequently are dishonored, returned or reversed for any reason or for automatic clearinghouse or wire transfers not yet posted to any Loan Party’s account for a period not to exceed 120 days thereafter. If, during the term of this Agreement, Loan Parties prepay all of the Obligations (other than contingent indemnification obligations for which no claims have been asserted), return all Letters of Credit for cancellation (or Cash Collateralize) and this Agreement is terminated, Borrowers agree to pay to Lender as a prepayment fee, in addition to the payment of all other Obligations, an amount equal to two percent (2%) of the Maximum Loan Amount if such prepayment occurs on the day or any day prior to the effectiveness of the Conversion Date.

Section 11 Representations and Warranties. Loan Parties hereby represent and warrant to Lender as follows:

11.1 Financial Statements and Other Information. The financial statements delivered by or on behalf of the Loan Parties to Lender at or prior to the date of this Agreement fairly present in all material respects the financial condition of the Loan Parties and their Subsidiaries, and there has been no material adverse change in the financial condition, operations, assets or business of the Loan Parties and their Subsidiaries, taken as a whole, since the date of the financial statements delivered to Lender most recently prior to the date of this Agreement; provided, however, that the incurrence of an operating loss by the Loan Parties and their Subsidiaries (on a consolidated basis) of not more than $45 million for the three month period ending June 30, 2012 shall not be deemed to have not created a material adverse change in the financial condition, operations, assets or business of the Loan Parties and their Subsidiaries, taken as a whole (for the avoidance of doubt, the inclusion by Lender of foregoing proviso in this Agreement is expressly limited to the foregoing operating loss and shall not affect any operating loss for any other period and (y) Lender has agreed to the inclusion of the foregoing proviso in this particular instance and in light of the facts and circumstances that presently exist, and the inclusion thereof shall not constitute a course of dealing or impair Lender’s right to declare a Material Adverse Effect of any similar or other operating loss that may occur at any time or from time to time in the future). All of the written information delivered by or on behalf of any Loan Party to Lender in connection with this Agreement or the transactions contemplated hereby is true and accurate in all material respects on the date as of which such information is dated or certified, and no such information is or will be incomplete by omitting to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided that, with respect to projected financial information, the Loan Parties represent only that such projected financial information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that such projections are not to be viewed as facts, they are subject to significant uncertainties and contingencies, that no assurance can be given that any particular projections will be realized and that actual results may differ and such differences may be material.

11.2 Locations; Certain Collateral.

11.2.1 The office where each Loan Party keeps its books, records and accounts (or copies thereof) concerning the Collateral, each Loan Party’s principal place of business and all of each Loan Party’s other places of business, locations of Collateral and post office boxes and locations of bank accounts are as set forth in Schedule 11.2.1 and at other locations within the continental United States of which Lender has been advised by Loan Parties in accordance with Section 12.2.1. The Collateral, including, without limitation, the Equipment (except any part thereof which Loan Parties shall have advised Lender in writing consists of Collateral normally used in more than one state) is kept, or, in the case of vehicles, based, only at the addresses set forth on Schedule 11.2.1, and at other locations within the continental United States of which Lender has been advised by Loan Parties in writing in accordance with Section 12.2.1 hereof.

11.2.2 Schedule 11.2.2 hereto contains a complete listing of all of each Loan Party’s (a) Intellectual Property which is subject to United States federal registration statutes and licenses of Intellectual Property to which such Loan Party is a party (whether as licensor or licensee), (b) Instruments (other than Instruments deposited for collection in the ordinary course of business), (c) Deposit Accounts, (d) Investment Property, (e) Letter-of-Credit Rights, (f) Chattel Paper, (g) Documents, (h) Commercial Tort Claims, (i) Collateral which is subject to certificate of title statutes (other than motor vehicles), and (j) tangible Collateral located with any bailee, warehousemen or other third parties, other than, Collateral having an aggregate fair market value that does not in the aggregate exceed $100,000.00.

11.3 Reserved.

11.4 Accounts and Inventory. Each Account or item of Inventory which any Borrower shall classify as an Eligible Account, Eligible Foreign Account or as Eligible Inventory, respectively, on any borrowing base certificate provided to Lender in accordance with Section 9.1 hereof shall, as of the time such certificate is delivered to Lender, conform in all respects to the requirements of such classification as set forth in the respective definitions of Eligible Account, Eligible Foreign Account and Eligible Inventory as set forth herein and as otherwise established by Lender from time to time in accordance with the terms and provisions of this Agreement.

11.5 Liens. Loan Parties are the lawful owners of all Collateral now purportedly owned or hereafter purportedly acquired by Loan Parties, free from all liens, claims, security interests and encumbrances whatsoever, whether voluntarily or involuntarily created and whether or not perfected, other than the Permitted Liens.

11.6 Organization, Authority and No Conflict. Except as otherwise permitted by Section 13.4, each Loan Party is an entity as specified on Schedule 11.6, is duly organized, validly existing and in good standing in the jurisdiction specified on Schedule 11.6, has the state organizational identification number as specified on Schedule 11.6 and is duly qualified and in good standing in all states where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary or, if such Loan Party is not so qualified, such Loan Party may cure any such failure without losing any of its rights, incurring any liens or material penalties, or otherwise affecting Lender’s rights. Each Loan Party has the right and power and is duly authorized and empowered to enter into, execute and deliver this Agreement and the other Loan Documents and perform its obligations hereunder and thereunder. Each Loan Party’s execution, delivery and performance of this Agreement and the other Loan Documents does not conflict with (a) the provisions of its organizational documents, (b) any statute, regulation, ordinance or rule of law applicable to such Loan Party or its business, or (c) any agreement, contract or other document which is binding on such Loan Party, except for conflicts with agreements, contracts or other documents which could not reasonably be expected to have a Material Adverse Effect, and each Loan Party’s execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party shall not result in the imposition of any lien or other encumbrance upon any of such Loan Party’s property (other than Permitted Liens) under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument by which such Loan Party or any of its property may be bound or affected. If a Loan Party is a partnership or limited liability company, such Loan Party shall have expressly elected to have its equity interests treated as “Securities” under and as defined in Article 8 of the Uniform Commercial Code of its jurisdiction of organization; provided that, each of the Excluded Domestic Subsidiaries that is a limited liability company shall not have (x) expressly elected to have its equity interests treated as “Securities” under and as defined in Article 8 of the Uniform Commercial Code of its jurisdiction of organization or (y) evidenced such equity interests by certificates.

11.7 Litigation. Except as disclosed to Lender on Schedule 11.7 hereto, there is no action or proceeding which is pending or, to the best of any Loan Party’s knowledge, threatened against any Loan Party or any Subsidiary which could reasonably be expected to have a Material Adverse Effect. No Loan Party has any Commercial Tort Claims pending other than those set forth on Schedule 11.2.2 hereto as Schedule 11.2.2 may be amended from time to time in accordance with Section 12.2.2(b) hereof.

11.8 Compliance with Laws and Maintenance of Permits. Loan Parties and their Subsidiaries have obtained all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which could reasonably be expected to have a Material Adverse Effect. Loan Parties and their Subsidiaries are in compliance in all respects with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities or ERISA), except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

11.9 Affiliate Transactions. Except as set forth on Schedule 11.9 hereto or as permitted pursuant to Section 13.9 hereof, no Loan Party is conducting, permitting or suffering to be conducted, transactions with any Affiliate other than transactions with Affiliates for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to any Loan Party than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate.

11.10 Names and Trade Names. Except as set forth on Schedule 11.10, each Loan Party’s name has always been as set forth on the first page of this Agreement and no Loan Party uses any trade names, assumed names, fictitious names or division names in the operation of its business, except as set forth on Schedule 11.10 hereto.

11.11 Equipment. Except for Permitted Liens, Loan Parties have good and merchantable title to and ownership of all Equipment.

11.12 Enforceability. This Agreement and the other Loan Documents to which any Loan Party is a party are the legal, valid and binding obligations of such Loan Party and are enforceable against such Loan Party in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar federal or state laws or judicial decisions relating to the rights of creditors.

11.13 Solvency. Each Loan Party and each Subsidiary, after giving effect to the transactions contemplated hereby, (a) is able to pay its debts (including disputed, contingent and unliquidated debts) as they become due, (b) is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital, (c) now owns property having a value at fair valuation greater than the amount of its debts (including disputed, contingent and unliquidated debts) as such value is established and debts evaluated in accordance with GAAP, (d) now owns property having a present fair saleable value greater than the amount required to pay the probable liability on its debts and other liabilities, as they become due, (e) does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities become due and (f) will not be rendered “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code by the execution and delivery of this Agreement or any of the other Loan Documents or by completion of the transactions contemplated hereunder or thereunder.

11.14 Indebtedness. Except as set forth on Schedule 11.14 hereto or as otherwise expressly permitted under Section 13.2 hereof, no Loan Party or any Subsidiary is obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than the Loans.

11.15 Margin Security and Use of Proceeds. No Loan Party or any Subsidiary owns any margin securities, and none of the proceeds of the Loans hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

11.16 Parent, Subsidiaries and Affiliates. Except as set forth on Schedule 11.16 hereto, (a) no Loan Party or any Subsidiary has any Subsidiaries, and (b) no Loan Party (excluding Lawson Products Delaware) or any Subsidiary has Parents, or other Affiliates or divisions, nor is any Loan Party or any Subsidiary engaged in any joint venture or partnership with any other Person.

11.17 No Defaults. No Loan Party or any Subsidiary is in default under any material contract or lease to which it is a party or by which it is bound, nor does any Loan Party know of any dispute regarding any contract or lease which would have a Material Adverse Effect.

11.18 Employee Matters. Except as set forth on Schedule 11.18.1, (a) neither any Loan Party, any Subsidiary, nor any of their respective employees are subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of any Loan Party or any Subsidiary and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Loan Party or any Subsidiary and (c) there are no strikes, slowdowns, work stoppages or controversies (other than employee grievances arising in the ordinary course of business) pending or, to the best knowledge of the Loan Parties after due inquiry, threatened between any Loan Party, any Subsidiary and any of their respective employees. Except as set forth on Schedule 11.18.2, no Loan Party or any Subsidiary is a party to any employment contract with any officer or director of the Loan Parties.

11.19 Intellectual Property. Each Loan Party and each Subsidiary possesses adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue to conduct its business as heretofore conducted by it except to the extent that the failure to possess such items would not have a Material Adverse Effect.

11.20 Environmental Matters. Except as set forth on Schedule 11.20, Loan Parties and their Subsidiaries are in compliance in all respects with all applicable Environmental Requirements, except for such noncompliance which could not reasonably be expected to give rise to liability or obligations in excess of $1,000,000. Except as set forth on Schedule 11.20, (A) no Loan Party or any Subsidiary has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any Environmental Law, except for any violation which could not reasonably be expected to give rise to liability or obligations in excess of $1,000,000 in the aggregate, and the operations of the Loan Parties and their Subsidiaries comply with all Environmental Laws, except for such noncompliance which could not reasonably be expected to give rise to liability or obligations in excess of $1,000,000 in the aggregate; (B) no Environmental Claim has been asserted against any Loan Party, any

Subsidiary or any Real Property which currently remains pending, and no Loan Party or any Subsidiary has any knowledge of any threatened or pending Environmental Claim against any Loan Party, any Subsidiary, any Real Property or any facility that may have received Hazardous Material generated by any Loan Party, any Subsidiary or at the Real Property, and to the best of the Loan Parties’ and their Subsidiaries’ knowledge, no Environmental Claim has been filed against any adjacent property; (C) there has been no Release or any other environmental, health or safety matter, which affects any Loan Party, any Subsidiary or their respective business, operations or assets or any properties at which such Loan Party or such Subsidiary has transported, stored or disposed of any Hazardous Materials which could reasonably be expected to give rise to liability or obligations in excess of $1,000,000 in the aggregate; and (D) no Loan Party or any Subsidiary has any liability (contingent or otherwise) in an amount in excess of $1,000,000 in the aggregate in connection with a Release or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

11.21 ERISA Matters. Loan Parties and their Subsidiaries have paid and discharged all obligations and liabilities arising under ERISA of a character which, if unpaid or unperformed, might result in the imposition of a lien against any of their properties or assets. Loan Parties and their Subsidiaries do not participate in, or have any liability to, any Multiemployer Pension Plan.

11.22 Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company” within the meaning of the Investment Company Act of 1940.

11.23 Anti-Terrorism Laws.

(a) No Loan Party or any Subsidiary (and, to the knowledge of each Loan Party, no joint venture or subsidiary thereof) is in violation in any material respects of any United States Requirements of Law relating to terrorism, sanctions or money laundering (the “Anti-Terrorism Laws”), including the United States Executive Order No. 13224 on Terrorist Financing (the “Anti-Terrorism Order”) and the USA Patriot Act.

(b) No Loan Party or any Subsidiary (and, to the knowledge of each Loan Party, no joint venture or subsidiary thereof) (i) is listed in the annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order, (ii) is owned or controlled by, or acting for or on behalf of, any person listed in the annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order, (iii) commits, threatens or conspires to commit or supports “terrorism” as defined in the Anti-Terrorism Order or (iv) is named as a “specially designated national and blocked person” in the most current list published by OFAC.

(c) No Loan Party or any Subsidiary (and, to the knowledge of each Loan Party, no joint venture or Affiliate thereof) (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in clauses (b)(i) through (b)(iv) above, (ii) deals in, or otherwise engages in any transactions relating to, any property or interests in property blocked pursuant to the Anti-Terrorism Order or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

11.24 Reserved.

11.25 Reserved.

11.26 Investigations, Audits, Etc. Except as set forth on Schedule 11.26, no Loan Party or any Subsidiary is the subject of any review or audit by the IRS or any governmental investigation concerning the violation or possible violation of any law.

11.27 Capitalization; Subsidiaries. The authorized equity interests and other securities of each Loan Party and its Subsidiaries are as set forth on Schedule 11.27. All issued and outstanding equity interests of each Loan Party and its Subsidiaries are duly authorized and validly issued, fully paid, nonassessable, free and clear of all liens, claims, security interests and encumbrances whatsoever (other than liens and security interests in favor of Lender) and such equity interests or other securities were issued in material compliance with all applicable state and federal laws concerning the issuance of such securities. The equity interests of each Loan Party (other than Lawson Products Delaware) and its Subsidiaries are owned of record by the equityholders in the amounts set forth on Schedule 11.27. As of the Closing Date, no equity interests of any Loan Party or any of its Subsidiaries other than those described above are issued and outstanding. Except as provided in Schedule 11.27, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party or any of its Subsidiaries relating to any equity interests or other securities of any Loan Party or any of its Subsidiaries.

11.28 Insurance. As of the Closing Date, Schedule 11.28 accurately summarizes or lists all of the insurance policies or programs of the Loan Parties and their Subsidiaries. To the Loan Parties’ knowledge, all such policies are in full force and effect, underwritten by financially sound and reputable insurers, sufficient for all applicable laws and otherwise are in compliance with the criteria set forth in Section 12.5. All such policies will remain in full force and effect and will not in any way be affected by, or terminate or lapse by reason of the consummation of any of the transactions contemplated by any of the Loan Documents.

11.29 Federal Regulations. No part of the proceeds of the Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by Lender, Borrowers shall furnish to Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U.

Section 12 Affirmative Covenants. Until payment and satisfaction in full of all Obligations (other than contingent indemnification obligations for which no claims have been asserted) and termination of this Agreement, unless Loan Parties obtain Lender’s prior written consent waiving or modifying any of Loan Parties’ covenants hereunder in any specific instance, each Loan Party covenants and agrees as follows:

12.1 Maintenance of Records. Each Loan Party shall, and shall cause each Subsidiary to, at all times keep accurate and complete books, records and accounts with respect to all of such Loan Party’s or Subsidiary’s business activities, in accordance with sound accounting practices and GAAP consistently applied, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Schedule 11.2.1.

12.2 Notices. Loan Parties shall:

12.2.1 Locations. Promptly (but in no event less than ten (10) days prior to the occurrence thereof) notify Lender of the proposed opening of any new place of business or new location of Collateral, the closing of any existing place of business or location of Collateral, any change of in the location of any Loan Party’s books, records and accounts (or copies thereof), the opening or closing of any post office box or, if any of the Collateral consists of Goods of a type normally used in more than one state, the use of any such Goods in any state other than a state in which Loan Parties have previously advised Lender that such Goods will be used, in each case together with a copy of an updated Schedule 11.2.1 representing such changes.

12.2.2 Certain Collateral; Other Schedules.

(a) Deposit Accounts. Promptly (but in no event less than ten (10) days prior to the occurrence thereof) notify Lender of the closing of any deposit account and notify Lender of the opening of any deposit account in accordance with Section 12.10 hereof and, subject to Lender’s consent right set forth in Section 12.10 hereof, promptly after such written consent is granted (but in no event less than ten (10) days after the occurrence thereof) deliver a copy of an updated Schedule 11.2.2 representing such changes.

(b) Other Certain Collateral. Other than with respect to deposit accounts covered above, promptly (but in no event less than ten (10) days prior to the occurrence thereof) notify Lender of any changes to Schedule 11.2.2 by providing Lender with a copy of an updated Schedule 11.2.2 with respect to any changes thereto.

(c) Certain Capitalization. Promptly (but in no event less than ten (10) days prior to the occurrence thereof) notify Lender of any changes to Schedule 11.27 by providing Lender with a copy of an updated Schedule 11.27 representing such changes.

(d) Employment Contracts. Promptly (but in no event less than ten (10) days prior to the occurrence thereof) notify Lender of any changes to Schedule 11.18.2 by providing Lender with a copy of an updated Schedule 11.18.2 representing such changes.

(e) Collective Bargaining Agreements. Promptly (but in no event less than ten (10) days prior to the occurrence thereof) notify Lender of any changes to Schedule 11.18.1(a) (solely as to being subject to any collective bargaining agreement) by providing Lender with a copy of an updated Schedule 11.18.1(a) representing such changes.

12.2.3 Litigation and Proceedings. Promptly and in any event within three (3) Business Days of any Senior Officer of any Loan Party or any Subsidiary obtaining knowledge thereof, notify Lender of any actions or proceedings which are pending or threatened against any Loan Party or any Subsidiary which could reasonably be expected to have a Material Adverse Effect and of any Commercial Tort Claims of any Loan Party which may arise, which notice shall constitute Loan Parties’ authorization to amend Schedule 11.2.2 to add such Commercial Tort Claim.

12.2.4 Names and Trade Names; State of Organization; Mergers. Notify Lender (a) within twenty (20) days of the change of its name or the use of any trade name, assumed name, fictitious name or division name not previously disclosed to Lender in writing, and (b) within twenty (20) days of the change of its state of organization, in each case, together with a copy of an updated Schedule 11.6 and Schedule 11.10, as applicable, representing such changes. Notify Lender no later than ten (10) Business Days after the consummation of any merger so long such merger is expressly permitted under Section 13.4 hereof, and for the avoidance of doubt, contemporaneously with such notice, Schedule 11.6 and Schedule 11.10 shall be deemed automatically updated with respect to such permitted merger.

12.2.5 ERISA Matters. Promptly, and in any event within three (3) Business Days thereof, notify Lender of (x) the occurrence of any “reportable event” (as defined in “ERISA”) which might result in the termination by the Pension Benefit Guaranty Corporation (the “PBGC”) of any employee benefit plan as such term is defined in Section 3(3) of ERISA (“Plan”) covering any officers or employees of any Loan Party or any Subsidiary, any benefits of which are, or are required to be, guaranteed by the PBGC, (y) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor or (z) its intention to terminate or withdraw from any Plan.

12.2.6 Environmental Matters. Except for any Release specifically disclosed by the Environmental Reports, promptly and in any event within three (3) Business Days of any Senior Officer of any Loan Party or any Subsidiary obtaining knowledge thereof, notify Lender if any Release has occurred or will occur at the Property, or if any Loan Party or any Subsidiary identifies or otherwise becomes aware of any noncompliance or alleged non-compliance with any Environmental Requirement by any Loan Party, any Subsidiary or at the Property, any threatened or pending Environmental Claim related to the Property or any event or condition which could result in an Environmental Claim, unless the foregoing could not reasonably be expected to give rise to liability or obligations in excess of $1,000,000.

12.2.7 Default; Material Adverse Change. Promptly and in any event within three (3) Business Days of any Senior Officer of any Loan Party or any Subsidiary obtaining knowledge thereof, notify Lender of the occurrence of any event which, as determined by Lender in its Credit Judgment, could reasonably be expected to have or cause a Material Adverse Effect, the occurrence of any Default or Event of Default hereunder.

12.2.8 Subordinated Debt. Promptly from time to time and in any event within three (3) Business Days of receipt thereof, copies of any material notices (including all notices of default or acceleration) received from any holder or trustee of or other Person, under or with respect to any Subordinated Debt.

12.2.9 Lease Defaults. Promptly and in any event within three (3) Business Days of any Senior Officer of any Loan Party or any Subsidiary obtaining knowledge thereof, notify Lender of any material default under any real property lease to which any Loan Party is a party, or any agreement, instrument or document evidencing or relating thereto.

All of the foregoing notices shall be provided by Representative, on behalf of the Loan Parties, to Lender in writing.

12.3 Compliance with Laws and Maintenance of Permits. Each Loan Party shall, and shall cause each Subsidiary to, maintain all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which could reasonably be expected to have a Material Adverse Effect, and each Loan Party shall, and shall cause each Subsidiary to, remain in compliance in all respects with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities or ERISA), except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

12.4 Inspection and Audits. Each Loan Party shall permit Lender, or any Persons designated by it, to visit each Loan Party’s places of business at any reasonable time during normal business hours upon no less than three (3) Business Day advance notice to the Representative (unless an Event of Default has occurred and is continuing, in which case advance notice is not required), and, without hindrance or delay, to inspect the Collateral and to inspect, audit, check and make extracts from each Loan Party’s books, records, journals, orders, receipts and any correspondence and other data relating to each Loan Party’s business, the Collateral or any transactions between the parties hereto, and Lender shall have the right to make such verification concerning each Loan Party’s business as Lender may consider reasonable under the circumstances (collectively, “Field Examinations”). Each Loan Party shall furnish to Lender such information relevant to Lender’s rights under this Agreement and the other Loan Documents as Lender shall at any time and from time to time request. Lender, through its officers, employees or agents shall have the right, at any time and from time to time, to verify the validity, amount or any other matter relating to any of such Borrower’s Accounts, by mail, telephone, telecopy, electronic mail, or otherwise. Each Loan Party shall permit Lender, or such Persons designated by Lender, to obtain appraisals of the Collateral of such Loan Party at any time and from time to time. Each Loan Party authorizes Lender and its agents to discuss the affairs, finances and business of such Loan Party with any officers, employees or directors of such Loan Party, and to discuss the financial condition of each Loan Party with such Loan Party’s independent public accountants; provided that Lender shall provide an opportunity for an officer of the Representative to be present at such meeting. Any such discussions shall be without liability to Lender or to Loan Parties’ independent public accountants. Loan Parties shall pay to Lender all customary fees and all costs and all reasonable, out-of-pocket expenses incurred by Lender in the exercise of its rights hereunder, and all of such fees, costs and expenses shall constitute Obligations hereunder, shall be payable on demand and, until paid, at the option of Lender, shall bear interest at the Default Rate then applicable to Base Rate Revolving Loans hereunder; provided that, so long as no Default or Event of Default exists, Borrowers shall not be required to reimburse Lender for (a) more than three (3) Field Examinations during any Fiscal Year, (b) more than one (1) appraisal of Inventory during any Fiscal Year and (c) appraisals of the Mortgaged Properties unless Lender is lending on such Collateral.

12.5 Insurance. Loan Parties shall:

12.5.1 Casualty Insurance; Business Interruption Insurance. Keep the Collateral insured for the full insurable value thereof at all times against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other hazards, liabilities, contingencies and risks as are customarily insured against by Persons engaged in businesses similar to that of Loan Parties, with financially sound and reputable companies, in such amounts, with such deductibles, and under policies in such form, as shall be reasonably satisfactory to Lender. Original (or certified) copies of such policies of insurance have been or shall be, within ninety (90) days of the date hereof, delivered to Lender, together with evidence of payment of all premiums therefor, and shall contain an endorsement, in form and substance reasonably acceptable to Lender, showing loss under such insurance policies payable to Lender. Without limiting the foregoing, the Loan Parties shall maintain policies of insurance with respect to the Collateral (including, without limitation, the Mortgaged Properties and all Improvements thereon) covering the following risks: (i) Property damage insurance covering loss or damage to the Real Property caused by fire, lighting, hail, windstorm, tidal wave, explosion, acts of terrorism, vandalism, malicious mischief and such other losses, hazards, casualties, liabilities and contingencies as are normally and usually covered by fire, extended coverage and all risk policies in effect where the applicable Real Property is located endorsed to include all of the extended coverage perils and other broad form perils, including the standard “all risks” clauses; and (ii) flood insurance if the applicable Real Property is located, in whole or in part, in an area now or hereafter designated as “flood prone” or a “special flood hazard area” (as defined under the National Flood Insurance Act of 1968, the Flood Disaster Protection act of 1973 or the National Flood Insurance Reform Act of 1994. Such endorsement, or an independent instrument furnished to Lender, shall provide that the insurance company shall give Lender at least thirty (30) days written notice before any such policy of insurance is canceled and that no act, whether willful or negligent, or default of Loan Parties or any other Person shall affect the right of Lender to recover under such policy of insurance in case of loss or damage. Loan Parties hereby direct all insurers under all policies of insurance to pay all proceeds payable thereunder directly to Lender. Loan Parties irrevocably make, constitute and appoint Lender (and all officers, employees or agents designated by Lender) as each Loan Party’s true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of Loan Parties on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance, provided however, that if no Event of Default shall have occurred and is continuing, Loan Parties may make, settle and adjust claims involving less than $1,500,000 in the aggregate without Lender’s consent.

12.5.2 Liability Insurance. Maintain, at its expense, such public liability and third party property damage insurance as is customary for Persons engaged in businesses similar to that of Loan Parties with such companies and in such amounts, with such deductibles and under policies in such form as shall be reasonably satisfactory to Lender and original (or certified) copies of such policies have been or shall be, within ninety (90) days after the date hereof, delivered to Lender, together with evidence of payment of all premiums therefor; each such policy shall contain an endorsement showing Lender as additional insured thereunder and providing that the insurance company shall give Lender at least thirty (30) days written notice before any such policy shall be canceled.

12.5.3 Lender May Purchase Insurance. If Loan Parties at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above (and provide evidence thereof to Lender) or to pay any premium relating thereto, then Lender, without waiving or releasing any obligation or default by Loan Parties hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as Lender deems advisable upon notice to Representative. Such insurance, if obtained by Lender, may, but need not, protect Loan Parties’ interests or pay any claim made by or against Loan Parties with respect to the Collateral. Such insurance may be more expensive than the cost of insurance Loan Parties may be able to obtain on its own and may be cancelled only upon Loan Parties providing evidence that it has obtained the insurance as required above. All sums disbursed by Lender in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and reasonable attorneys’ fees, shall constitute Obligations hereunder, shall be payable on demand by Loan Parties to Lender and, until paid, at the option of Lender, shall bear interest at the Default Rate then applicable to Base Rate Revolving Loans hereunder. This provision shall constitute the notice to Loan Parties required pursuant to paragraph (3) of section 180/10 of Chapter 815 of the Illinois Compiled Statutes (2004).

12.6 Collateral. Loan Parties shall keep the Collateral in good condition, repair and order (normal wear and tear and casualty excepted) and shall make all repairs to the Equipment, Real Property (including, without limitation, any and all Improvements thereon) and replacements thereof which, in the commercially reasonable business judgment of the Loan Parties is necessary to maintain the operating efficiency and the value thereof. Loan Parties shall, promptly upon written request therefor by Lender, deliver to Lender evidence of ownership of any of the Equipment including, without limitation, certificates of title and applications of title. Loan Parties shall, at the request of Lender, indicate on its records concerning the Collateral a notation, in form satisfactory to Lender, of the security interest of Lender hereunder.

12.7 Use of Proceeds. All monies and other property obtained by Borrowers from Lender pursuant to this Agreement shall be used solely for working capital purposes and for other business purposes of Borrowers.

12.8 Taxes. Each Loan Party shall, and shall cause each Subsidiary to, file all state and federal income and all other material tax returns and pay all of its taxes when due, subject to any extensions granted by the applicable taxing authority, and shall cause any liens for taxes to be promptly released; provided, that such Loan Party or such Subsidiary shall have the right to contest the payment of such taxes in good faith by appropriate proceedings so long as (i) appropriate reserves has been established in accordance with GAAP; (ii) the contesting of any such payment does not give rise to a lien for taxes; (iii) is a bona fide dispute regarding amount or such Loan Party’s or Subsidiary’s liability to pay; and (iv) is being property contested in good faith by appropriate proceedings promptly instituted and diligently pursued. If any Loan Party or Subsidiary fails to pay any taxes and in the absence of any such contest by such Loan Party or Subsidiary, Lender may (but shall be under no obligation to) advance and pay any sums required to pay any such taxes and/or to secure the release of any lien therefor, and any sums so advanced by Lender shall constitute Obligations hereunder, shall be payable by Borrowers to Lender on demand, and, until paid, at the option of Lender, shall bear interest at the Default Rate then applicable to Base Rate Revolving Loans hereunder.

12.9 Intellectual Property. Each Loan Party shall, and shall cause each Subsidiary to, maintain adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue its business as heretofore conducted by it or as hereafter conducted by it unless the failure to maintain any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

12.10 Checking Accounts and Cash Management Services. Except for Excluded Accounts or in the event Lender otherwise consents in writing, in order to facilitate Lender’s maintenance and monitoring of the Collateral, Loan Parties shall maintain its general checking/controlled disbursement account and its other deposit accounts with Lender. In the event that any Loan Party intends to open a deposit account at a financial institution other than Lender, such Loan Party shall (i) provide prior written notice thereof to Lender, and (ii) if Lender consents in writing thereto, except with respect to any Excluded Accounts, deliver to Lender, for the benefit of itself and the Secured Parties, with respect to any such deposit account, a deposit account control agreement or blocked account agreement, in form and substance reasonably satisfactory to Lender, executed by the financial institution at which such Deposit Account is maintained on or before the opening of such deposit account. Each Loan Party shall enter into agreements with Lender for all of its needs in connection with cash management services; provided, however, that Lawson Products Delaware shall be permitted (a) to maintain credit card services with Bank of America and in connection therewith maintain the applicable Excluded Accounts and (b) obtain and maintain cash management services from another provider to the extent that Lender does not provide such requested cash management service and in connection therewith, to the extent required by such provider, to open and maintain any Excluded Accounts. Loan Parties shall be responsible for all normal charges assessed on any of the foregoing.

12.11 USA Patriot Act, Bank Secrecy Act and Office of Foreign Asset Control. Each Loan Party shall ensure, and cause each Subsidiary to ensure, that no Person who owns a controlling interest in or otherwise controls such Loan Party or Subsidiary is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, and (b) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations.

12.12 Environmental Matters.

12.12.1 Environmental Covenants. Each Loan Party shall, and shall cause each Subsidiary to, comply in all respects with all Environmental Requirements, except where the failure to comply could not reasonably be expected to give rise to liability or obligations in excess of $1,000,000. Each Loan Party shall comply in all respects with all additional covenants with respect to the Mortgaged Properties set forth in the Environmental Indemnification Agreement.

12.12.2 Site Assessments and Information. If Lender shall ever have reason to believe that any Release or threatened Release or any non-compliance with any Environmental Requirement has occurred with respect to any Real Property, or if any Environmental Claim is made or threatened with respect to any Real Property, or if an Event of Default occurs, or following the completion of any corrective action pursuant to Section 12.12.3, Loan Parties shall, within thirty (30) days of written request by Lender to Representative and at Borrower’s sole cost and expense, provide to Lender an environmental site assessment and compliance audit of the Real Property which addresses such conditions. Such environmental site assessment shall be performed to the reasonable satisfaction of Lender, in accordance with good environmental engineering practices and by a consulting firm reasonably acceptable to Lender. Each report shall be addressed to Lender. A copy of each report and all supporting documents shall be promptly furnished to Lender.

12.12.3 Response to Releases, Non-Compliance and Environmental Claims. Loan Parties shall, in compliance with all Environmental Requirements, promptly undertake and complete any and all investigations, testing, abatement, clean up, remediation, response or other corrective action required by any Environmental Laws or required by any Governmental Authority, to: (i) remove, remediate, clean up or abate any Release or threatened Release at or from the Real Property; (ii) correct any non-compliance with any Environmental Requirement by Loan Parties or at any Real Property; (iii) address any unsafe or hazardous condition at any Real Property resulting from or related to any Hazardous Material; or (iv) make an appropriate response to any threatened or pending Environmental Claim related to any Loan Party or any Real Property. Any report or other document (and all supporting documents) prepared in response to any of these events shall be promptly furnished to Lender. If requested by Lender, Loan Parties shall provide to Lender, within thirty (30) days of Lender’s request, a bond, letter of credit or other financial assurance evidencing to Lender’s satisfaction that all necessary funds are readily available to pay the costs and expenses of the required actions as those costs and expenses are incurred and to discharge any liens established against the Property.

12.12.4 Lender’s Rights. Except with respect to the Alabama Property, following Lender’s written notice to Representative and an opportunity to cure as described below, Lender shall have the right, but not the obligation, without limitation of Lender’s rights under the other Loan Documents, and at Borrowers’ sole risk and expense, to enter onto any Mortgaged Property and/or to take, or cause to be taken, such actions as Lender deems necessary or advisable to investigate, clean up, remediate or otherwise respond to, address or correct any Environmental Requirement, Environmental Claim, or violation of, or obligation in connection with, any Environmental Law. Borrowers shall reimburse Lender on demand for the costs of any such action. Lender agrees, however, that, except in the case of an emergency, Lender will take such action only after providing written notice to Representative of the circumstances and the failure by Loan Parties, within a reasonable period of time following receipt of such notice, to commence or diligently pursue to completion the appropriate corrective action necessary to address or correct any Environmental Requirement, Environmental Claim, or violation of, or obligation in connection with, any Environmental Law. Lender owes no duty of care to protect Loan Parties or any other Person against, or to inform any Loan Party or any other Person of, any Hazardous Material or other environmental condition affecting the Mortgaged Property.

12.13 Further Assurances.

(a) Promptly upon request by the Lender, the Loan Parties shall and shall cause their Subsidiaries to correct any material defect or error that may be discovered in any Loan Document or in the execution or acknowledgment thereof; and

(b) The Loan Parties shall, and shall cause their Subsidiaries to promptly upon reasonable request by the Lender, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, agreements, certificates, assurances and other instruments as the Lender may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents or (B) assure, preserve, protect and confirm more effectively unto the Lender the rights granted or now or hereafter intended to be granted to the Lender under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any Subsidiary is or will be a party.

12.14 Illinois Property. If the Loan Parties fail to consummate a sale of the Illinois Property on or prior to December 31, 2012, the Loan Parties shall (a) promptly provide notice thereof to Lender and (b) on or before January 31, 2013, execute and deliver to Lender a Mortgage substantially in the form of the Mortgages delivered shortly after the Closing Date, which for the avoidance of doubt shall include any additional state specific provisions reasonably requested by Lender, covering the Illinois Property. Such Mortgage shall be duly recorded (at Borrower’s expense) in each office where such recording is required to constitute a valid lien on the real property covered thereby. In respect of such Mortgage on or before January 31, 2013, Loan Parties shall deliver to Lender, at Borrowers’ expense, mortgagee title insurance policies issued by a title insurance company reasonably satisfactory to Lender, which policies shall be in form and substance reasonably satisfactory to Lender and shall insure a valid lien in favor of Lender on the property covered thereby, subject only to Permitted Liens and those other exceptions reasonably acceptable to Lender.

Section 13 Negative Covenants. Until payment and satisfaction in full of all Obligations (other than contingent indemnification obligations for which no claims have been asserted) and termination of this Agreement, unless the Loan Parties obtain Lender’s prior written consent waiving or modifying any of Loan Parties’ covenants hereunder in any specific instance, each Loan Party agrees as follows:

13.1 Reserved.

13.2 Indebtedness. Loan Parties shall not, and shall not permit any Subsidiary to, create, incur, assume or become obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than the Loans, except that Borrowers and such Subsidiaries may (i) borrow money from a Person (other than Lender, a Borrower or a Subsidiary) on an unsecured and subordinated basis if a subordination agreement in favor of Lender and in form and substance satisfactory to Lender in its sole discretion is executed and delivered to Lender relative thereto; (ii) maintain their present indebtedness listed on Schedule 11.14 hereto and any extension or refinancing thereof so long as the principal amount thereof is not increased; (iii) incur and/or maintain unsecured indebtedness to trade creditors in the ordinary course of business; (iv) incur and/or maintain purchase money indebtedness or Capital Lease obligations in an aggregate amount not to exceed $3,000,000 at any time outstanding; (v) incur and/or maintain indebtedness for borrowed money of any Subsidiary (other than any Excluded Subsidiary) that is not a Loan Party to another Subsidiary (other than any Excluded Subsidiary) that is not a Loan Party; (vi) incur and/or maintain the Permitted Intercompany Indebtedness; provided that, in each case, such indebtedness for borrowed money shall be evidenced by a demand note in form and substance acceptable to Lender and pledged and delivered to Lender as additional collateral, and the obligations under such demand note shall be subordinated to the Obligations of Borrowers hereunder in a manner satisfactory to Lender; and (vii) incur and/or maintain other unsecured indebtedness for borrowed money in an aggregate amount not to exceed $100,000 at any time outstanding.

13.3 Liens. Loan Parties shall not, and shall not permit any Subsidiary to, grant or permit to exist (voluntarily or involuntarily) any lien, claim, security interest or other encumbrance whatsoever on any of its assets, other than Permitted Liens.

13.4 Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business. Loan Parties shall not, and shall not permit any Subsidiary to (i) enter into any merger or consolidation other than (A) any merger of any Loan Party (other than Lawson Products Delaware) with and into any other Loan Party (other than Lawson Products Delaware); provided that, if such transaction involves a Borrower, the Borrower is the surviving entity; and provided further that, no such transaction shall involve an Excluded Subsidiary, and (B) any merger of any Subsidiary that is not a Loan Party with and into any other Subsidiary that is not a Loan Party; provided that, no such transaction shall involve an Excluded Subsidiary; (ii) other than in accordance with Section 12.2.4 hereof, change the state of its organization or enter into any transaction which has the effect of changing its state of organization; (iii) sell, lease or otherwise dispose of any of its assets, including any disposition as part of any sale-leaseback transactions, other than (A) any sale or other disposition of inventory in the ordinary course of business, (B) any sale or other disposition of obsolete, worn-out or excess assets (other than Accounts or Inventory), (C) the sale of investments which are cash equivalents permitted by this Agreement in the ordinary course of business, (D) any sale or other disposition of assets by Loan Parties and their Subsidiaries in an amount not to exceed $1,000,000 in the aggregate in any Fiscal Year, (E) any sale-leaseback transaction for which any Loan Party or any Subsidiary has obtained the prior written consent of Lender and (F) the Permitted Intercompany Transfers; provided that, in each case the proceeds of such sale or other disposition are applied to the Obligations as required by Section 2.6.5 hereof; (iv) purchase the stock, other equity interests or all or a material portion of the assets of any Person or division of such Person other than any merger or consolidation permitted in clause (i) above; or (v) enter into any transaction for the any purchase, redemption or retirement of any shares of any class of its stock or any other equity interest, and any issuance of any shares of, or warrants or other rights to receive or purchase any shares of, any class of its stock or any other equity interest other than the voluntary dissolution of any Excluded Subsidiary in accordance with Section 13.15 below. No Loan Party shall, nor shall it permit any Subsidiary to, form any Subsidiaries or enter into any joint ventures or partnerships with any other Person.

13.5 Dividends and Distributions. No Loan Party shall, nor shall it permit any Subsidiary to, declare or pay any dividend or other distribution (whether in cash or in kind) on any class of its stock (if it is a corporation) or on account of any equity interest in such Loan Party or Subsidiary (if it is a partnership, limited liability company or other type of entity), except that, so long as no Event of Default has occurred and is continuing, Lawson Products Delaware may declare and pay dividends or distributions in any calendar quarter in the following aggregate amounts based on EBITDA achieved in the immediately preceding calendar quarter:

Permitted Aggregate
EBITDA	Dividends/Distributions
EBITDA ≥ Projected EBITDA	$1,100,000
Projected EBITDA > EBITDA ≥ Minimum EBITDA	$550,000
EBITDA < Minimum EBITDA	$0

; provided that, Lender shall receive from Representative at least fifteen (15) days’ advance written notice of each proposed dividend or distribution, together with sufficient documentation of Representative’s calculations to enable Lender to verify to its reasonable satisfaction that the proposed dividend or distribution meets all the requirements of, and does not exceed the amount permitted under, this paragraph;

; and provided further that, notwithstanding the foregoing, if the conditions to the Conversion Date are satisfied and the Conversion Date becomes effective, commencing with the Fiscal Year during which the effectiveness of the Conversion Date occurs and at all times thereafter, (x) so long as no Event of Default has occurred and is continuing, Lawson Products Delaware may declare and pay dividends or distributions in any Fiscal Year in an aggregate amount not to exceed $7,000,000 and (y) any Loan Party (other than Lawson Products Delaware) or any Subsidiary may declare and pay dividends or distributions to any other Loan Party that is its direct Parent.

13.6 Investments; Loans. Loan Parties shall not, and shall not permit any Subsidiary to, purchase or otherwise acquire, or contract to purchase or otherwise acquire, the obligations or stock of any Person, other than (i) direct obligations of the United States, obligations insured by the Federal Deposit Insurance Corporation and obligations unconditionally guaranteed by the United States, including, without limitation, the PNC Certificate of Deposit, and (ii) securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Account Debtor; no Loan Party shall, and shall not permit any Subsidiary to, lend or otherwise advance funds to any Person (including, but not limited to, any Subsidiary) except for (x) advances made to employees, officers and directors for travel and other expenses arising in the ordinary course of business, and (y) intercompany loans permitted under clauses (v) and (vi) of Section 13.2.

13.7 Fundamental Changes, Line of Business. Loan Parties shall not, and shall not permit any Subsidiary to, (i) amend its organizational documents or change its Fiscal Year unless (A) such actions would not have a Material Adverse Effect; (B) such actions would not adversely affect the obligations of any Loan Party or any Subsidiary to Lender; (C) such actions would not adversely affect the interpretation of any of the terms of this Agreement or the other Loan Documents and (D) Lender has received ten (10) days prior written notice of such amendment or change or (ii) enter into a new line of business materially different from its current business; provided that lines of businesses which are incidental, complimentary or reasonably related to such Person’s existing business are permitted.

13.8 Equipment. No Loan Party shall not (i) permit any Equipment to become a Fixture to real property unless such real property is owned by such Loan Party and is subject to a mortgage in favor of Lender, or if such real estate is leased, is subject to a landlord’s agreement in favor of Lender on terms acceptable to Lender, or (ii) permit any Equipment to become an accession to any other personal property unless such personal property is subject to a first priority lien in favor of Lender.

13.9 Affiliate Transactions. Except as set forth on Schedule 11.9 hereto or as permitted pursuant to Sections 13.2, 13.5, 13.6 or 13.14 hereof, no Loan Party shall, and shall not permit any Subsidiary to, not conduct, permit or suffer to be conducted, transactions with Affiliates other than transactions for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to it than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate.

13.10 Settling of Accounts. No Borrower shall settle or adjust any Account identified by such Borrower as an Eligible Account, Eligible Foreign Account or with respect to which the Account Debtor is an Affiliate without the consent of Lender, provided, that following the occurrence and during the continuance of an Event of Default, no Loan Party shall settle or adjust any Account without the consent of Lender.

13.11 Reserved.

13.12 Restriction of Amendments to Certain Documents. No Loan Party shall, nor shall it permit any Subsidiary to, amend or otherwise modify, or waive any rights under, any Subordinated Debt Documents if, in any case, such amendment, modification or waiver would be adverse to the interests of the Lender.

13.13 Payments on Subordinated Debt. No Loan Party shall, nor shall it permit any Subsidiary to, make any redemption, prepayment, defeasance, repurchase of any payments in respect of any Subordinated Debt except in accordance with the terms of the applicable Subordination Agreement.

13.14 Contingent Obligations. No Loan Party shall, nor shall it permit any Subsidiary directly or indirectly to, create or become or be liable with respect to any Contingent Obligation except: (a) those resulting from endorsement of negotiable instruments for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business; (b) those arising under guaranties and indemnities of or relating to the Obligations or of any Subordinated Debt; (c) those arising under Hedging Agreements, or (d) guaranties by any Loan Party of the obligations of any other Loan Party incurred in the ordinary course of business; (e) guaranties by any Subsidiary that is not a Loan Party of the obligations of any other Subsidiary that is not a Loan Party incurred in the ordinary course of business; (f) guaranties by any Loan Party of the obligations of any other non-Loan Party incurred in the ordinary course of business in an aggregate amount not to exceed $1,000,000 at any time outstanding.

13.15 Limitations on Excluded Subsidiaries. At no time shall any Borrower or any other Loan Party, as applicable, notwithstanding anything in this Agreement to the contrary, (a) make a payment or otherwise distribute or transfer any proceeds from any Loan hereunder to any Excluded Subsidiary (other than any Permitted Excluded Subsidiary Intercompany Indebtedness), (b) distribute or otherwise transfer to any Excluded Subsidiary any proceeds received by such Loan Party from the disposition of any Collateral permitted hereunder, (c) make any loan or advance of any kind to any Excluded Subsidiary (other than any Permitted Excluded Subsidiary Intercompany Indebtedness) or (d) distribute, assign or otherwise transfer any Collateral to any Excluded Subsidiary. Notwithstanding anything in this Agreement to the contrary, no Excluded Subsidiary shall (i) own any assets (provided that, (x) Lawson Products Mexico may maintain a cash deposit in an amount that does not exceed $350,000 and (y) Cronatron Welding may maintain a state tax receivable in the amount of $12,000), (ii) incur any liabilities other than minimal liabilities necessary to maintain its separate organizational existence, (iii) incur any Indebtedness (other than the Obligations, as applicable), (iv) have any employees or engage in any trade or business, (v) merge or consolidate with any other Person, (vi) permit or suffer to exist any Lien on any of its assets other than Permitted Liens, as applicable, or (vii) accept or receive any Collateral (other than to the extent provided in Section 13.2 above and to the extent provided in Section 13.5 above solely to maintain its organizational existence). Loan Parties may voluntarily dissolve any Excluded Subsidiary upon no less than fifteen (15) days prior written notice thereof to Lender.

13.16 Limitations on Lawson Products Ontario. Except as expressly permitted under Sections 13.2 and 13.4 hereof, at no time shall any Borrower or any other Loan Party, as applicable, (a) make a payment or otherwise distribute or transfer any proceeds from any Loan hereunder to Lawson Products Ontario, (b) distribute or otherwise transfer to Lawson Products Ontario any proceeds received by such Loan Party from the disposition of any Collateral permitted hereunder, (c) make any loan or advance of any kind to Lawson Products Ontario or (d) distribute, assign or otherwise transfer any Collateral to Lawson Products Ontario. Without limiting the terms and conditions of Section 13.3 hereof, at no time shall Lawson Products Ontario (i) create, in favor of any other Person other than Lender, a mortgage, pledge, lien, security interest, claim or other encumbrance upon any of its property, whether real or personal property, now owned or hereafter acquired or (ii) agree, covenant, warrant, represent, pledge or otherwise commit with or to any Person other than Lender, to incur, create, assume or permit to exist, any mortgage, pledge, lien, security interest, claim or other encumbrance upon any of its property, whether real or personal property.

13.17 Limitations on Lawson Products Delaware. Notwithstanding anything in this Agreement to the contrary, Lawson Products Delaware shall not (i) own any assets (other than (A) the Illinois Property and (B) the capital stock or other equity interests of Lawson Products Illinois, Shire Divestiture, Baron Divestiture and Lawson Products Ontario), (ii) incur any liabilities (A) other than minimal liabilities necessary to maintain its separate organizational existence, (B) liabilities for federal and state income taxes, (C) declared and unpaid dividends to the extent permitted by Section 13.5 hereof, and (D) vesting of incentive stock compensation, (iii) incur any Indebtedness (other than (A) the Obligations and (B) intercompany loans funding liabilities in clauses (ii)(A), (ii)(B) and (ii)(C) of this Section 13.17), (iv) have any employees or engage in any trade or business (other than acting as a holding company for the capital stock and other equity interests of Lawson Products Illinois, Shire Divestiture, Baron Divestiture and Lawson Products Ontario and any activities reasonably incidental thereto), (v) merge or consolidate with any other Person, (vi) sell or otherwise transfer any of its assets (other than the Illinois Property), (vii) permit or suffer to exist any Lien on any of its assets other than Permitted Liens or (viii) accept or receive any Collateral (other than (A) distributions of the proceeds of any Loans permitted hereby and (B) to the extent provided in Section 13.5 above).

Section 14 Financial Covenants. Except as otherwise set forth below, Loan Parties shall maintain and keep in full force and effect each of the financial covenants set forth below:

14.1 Certain Pre Conversion Date Financial Covenants.

14.1.1 EBITDA. Loan Parties shall not permit EBITDA to be less than the amount set forth below for the corresponding fiscal quarter period set forth below (“Minimum EBITDA”):

Quarter End	Amount
For the 3 month period ending on 9/30/2012	($1,000,000)
For the 3 month period ending on 12/31/2012	($1,500,000)
For the 3 month period ending on 3/31/2013	$0
For the 3 month period ending on 6/30/2013	$2,000,000
For the 3 month period ending on 9/30/2013	$3,500,000
For the 3 month period ending on 12/31/2013	$3,000,000
For the 3 month period ending on 3/31/2014	$3,500,000
For the 3 month period ending on 6/30/2014 and each 3 month period ending on the last day of each fiscal quarter thereafter	$3,500,000

14.1.2 Gross Availability. The average Gross Availability for each one month period shall not be less than the sum of (a) $5,000,000, plus (b) the Special Reserve, tested on the last day of each calendar month.

Notwithstanding the foregoing, if the conditions to the Conversion Date are satisfied and the Conversion Date becomes effective, commencing on the first fiscal quarter following the Conversion Date and at all times thereafter, in lieu of the financial covenants set forth in Section 14.1 above, Loan Parties shall maintain and keep in full force and effect the following financial covenants set forth in Section 14.2 below.

14.2 Certain Post Conversion Date Financial Covenants.

14.2.1 Tangible Net Worth. Tangible Net Worth shall not at any time be less than the Minimum Tangible Net Worth tested on the last day of each fiscal quarter “Minimum Tangible Net Worth” being defined for purposes of this subsection as ninety percent (90%) of Tangible Net Worth as of June 30, 2014; and “Tangible Net Worth” being defined for purposes of this subsection with respect to the Loan Parties and their Subsidiaries on a consolidated basis as shareholders’ equity (including retained earnings) less the book value of all Intangible Assets on a consistent basis plus the amount of any LIFO reserve plus the amount of any debt subordinated to Lender, all as determined under GAAP applied on a basis consistent with the financial statement dated June 30, 2014 except as set forth herein.

14.2.2 Debt Service Coverage Ratio. Loan Parties shall not permit the Debt Service Coverage Ratio for the period set forth below (tested as of the last day of each such period) to be less than the ratio set forth below for the corresponding period set forth below:

Quarter End	Amount
For the 3 month period ending on 9/30/2014	1.20 to 1.00
For the 6 month period ending on 12/31/2014	1.20 to 1.00
For the 9 month period ending on 3/31/2015	1.20 to 1.00
For the 12 month period ending on 6/30/2015 and each 12 month period ending on the last day of each fiscal quarter thereafter	1.20 to 1.00

14.2.3 Minimum Liquidity. Loan Parties shall not permit the ratio of (a) Loan Parties and their Subsidiaries cash, plus all Accounts (as set forth on the consolidated balance sheet), plus Inventory (as set forth on the consolidated balance sheet), to (b) the aggregate outstanding principal balance of the Revolving Loans plus the Letter of Credit Obligations to be less than 2.00 to 1.00 tested on the last day of each fiscal quarter.

Section 15 Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” by Loan Parties hereunder:

15.1 Payment. (a) The failure of any Loan Party to pay when due the principal or interest of any Loan; or (b) the failure of any Loan Party, and continuance thereof for five (5) Business Days, to pay when due, declared due, or demanded by Lender, any fee, reimbursement obligation or any other Obligation payable by any Loan Party.

15.2 Breach of this Agreement and the other Loan Documents. The failure of any Loan Party to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Loan Party under this Agreement or any of the other Loan Documents (other than as set forth in Section 15.1 above); provided that any such failure by any Loan Party under subsections 12.1, 12.2.1, 12.2.4, 12.2.5, 12.2.6, 12.3, 12.6, 12.8 and 12.9 of this Agreement or Section 1.3 and 1.8 of any Mortgage shall not constitute an Event of Default hereunder until the fifteenth (15th) day following the occurrence thereof.

15.3 Reserved.

15.4 Breach of Representations and Warranties. The making or furnishing by any Loan Party to Lender of any representation, warranty, certificate, schedule, report or other communication within or in connection with this Agreement or the other Loan Documents, which is untrue or misleading in any material respect as of the date made.

15.5 Loss of Collateral. The loss, theft, damage or destruction of any of the Collateral in an amount in excess of $1,500,000 (net of any insurance coverage for which insurer has been notified and has not disputed coverage; provided however, that such insurance shall have been paid to the applicable Loan Party within thirty (30) days of such loss, theft, damage or destruction) in the aggregate for all such events during any Fiscal Year as determined by Lender in its Credit Judgment.

15.6 Levy, Seizure or Attachment. The making or any attempt by any Person to make any levy, seizure or attachment upon any of the Collateral.

15.7 Bankruptcy or Similar Proceedings. The commencement of any proceedings in bankruptcy by or against any Loan Party or any Subsidiary or for the liquidation or reorganization of any Loan Party or any Subsidiary, or alleging that such Loan Party or such Subsidiary is insolvent or unable to pay its debts as they mature, or for the readjustment or arrangement of any Loan Party’s or Subsidiary’s debts, whether under the United States Bankruptcy Code or under any other law, whether state or federal, now or hereafter existing, for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving any Loan Party or any Subsidiary; provided, however, that if such commencement of proceedings, liquidation or reorganization, allegation, readjustment or arrangement against such Loan Party or Subsidiary is involuntary, such action shall not constitute an Event of Default unless such proceedings, liquidation or reorganization, allegation, readjustment or arrangement are not dismissed within sixty (60) days after the commencement of such proceedings, liquidation or reorganization, allegation, readjustment or arrangement, though Lender shall have no obligation to make Loans to or issue, or cause to be issued, Letters of Credit on behalf of any Borrower during such sixty (60) day period or, if earlier, until such proceedings, liquidation or reorganization, allegation, readjustment or arrangement are dismissed.

15.8 Appointment of Receiver. The appointment of a receiver or trustee for any Loan Party or any Subsidiary, for any of the Collateral or for any substantial part of any Loan Party’s or Subsidiary’s assets or the institution of any proceedings for the dissolution, or the full or partial liquidation, or the merger or consolidation, of any Loan Party or Subsidiary which is a corporation, limited liability company or a partnership; provided, however, that if such appointment or commencement of proceedings against such Loan Party or Subsidiary is involuntary, such action shall not constitute an Event of Default unless such appointment is not revoked or such proceedings are not dismissed within sixty (60) days after the commencement of such proceedings, though Lender shall have no obligation to make Loans to or issue, or cause to be issued, Letters of Credit on behalf of any Borrower during such sixty (60) day period or, if earlier, until such appointment is revoked or such proceedings are dismissed.

15.9 Judgment. The entry of any judgments or orders aggregating in excess of $1,500,000 (net of any insurance coverage for which insurer has been notified and has not disputed coverage; provided however, that such insurance shall have been paid to the applicable Loan Party within thirty (30) days of the rendering of such judgment) against any Loan Party which remains unsatisfied or undischarged and in effect for forty-five (45) days after such entry without a stay of enforcement or execution.

15.10 Death or Dissolution of Loan Party. The death of any Loan Party who is a natural Person, or of any general partner who is a natural Person of any Loan Party which is a partnership, or any member who is a natural Person of any Loan Party which is a limited liability company or the dissolution of any Loan Party which is a partnership, limited liability company, corporation or other entity (other than in accordance with the express terms and conditions set forth in Section 13.15 with respect to any Excluded Subsidiary).

15.11 Default or Revocation of Guaranty. The occurrence of an event of default under, or the revocation or termination of, any agreement, instrument or document executed and delivered by any Person to Lender pursuant to which such Person has guaranteed to Lender the payment of all or any of the Obligations or has granted Lender a security interest in or lien upon some or all of such Person’s real and/or personal property to secure the payment of all or any of the Obligations.

15.12 Change of Control. Except as otherwise expressly permitted by Section 13.4 or Section 13.15, the occurrence of (i) Sidney L. Port or his Immediate Family (the “Port Family”) shall cease to own and control individually, or through a trust or other entity for their benefit, including but not limited to Port Investments LLP, a Delaware limited liability partnership, at least twenty percent (20%) of the issued and outstanding voting equity interests of Lawson Products Delaware, or (ii) any Person or “group” (within the meaning of Rules 13d 3 and 13d 5 under the Exchange Act) (other than the Port Family) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in the equity interests of Lawson Products Delaware, or (iii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Lawson Products Delaware cease to be occupied by Persons who either (a) were members of the board of directors of Lawson Products Delaware on the Closing Date or (b) were nominated for election by the board of directors of Lawson Products Delaware, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors, or (iv) Lawson Products Delaware shall cease to own and control, directly or indirectly, one hundred percent (100%) of the voting equity interests of any Borrower or any other Loan Party, or (v) Lawson Products Delaware shall cease to own and control of at least one hundred percent (100%) of the issued and outstanding voting equity interests of Lawson Products Ontario, or (vi) Lawson Products Delaware shall cease to own and control of at least 0.01% of the issued and outstanding voting equity interests of Lawson Maquiladora, or (vii) Baron Divestiture shall cease to own and control of at least 68.73% of the issued and outstanding voting equity interests of Lawson Products Mexico, or (viii) Lawson Products Ontario shall cease to own and control of at least 31.27% of the issued and outstanding voting equity interests of Lawson Products Mexico.

15.13 Reserved.

15.14 Material Adverse Effect. The occurrence of any material adverse change in the Collateral, or the business, property, assets, operations or financial condition of Loan Parties and their Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect, as determined by Lender in its Credit Judgment.

15.15 Subordinated Debt. Any Loan Party defaults in the performance of any payment or other obligation in the Subordinated Debt Documents (after any applicable grace or cure period provided for in the Subordinated Debt Documents) or any other “Event of Default” (as defined in the applicable Subordinated Debt Documents) shall occur under any Subordinated Debt Document.

15.16 Other Indebtedness. The failure of any Loan Party to pay when due or within any applicable grace period any Indebtedness or any Contingent Obligation with respect to Indebtedness of such Loan Party in excess of $1,500,000 (other than its Obligations under this Agreement), or the becoming due and payable, or declaration to be due and payable, of any Indebtedness or any Contingent Obligation with respect to Indebtedness before the expressed maturity of the obligation (or any breach or default with respect to such obligations which would permit the holder thereof to declare such obligation to become due and payable).

15.17 ERISA. (i) A contribution failure occurs with respect to any Plan sufficient to give rise to a lien under Section 303(k) of ERISA or Internal Revenue Code Section 430(k); or (ii) there shall occur an ERISA Event that could reasonably be expected to cause any Loan Party or any member of its Controlled Group to incur a liability or obligation to anyone in excess of $1,500,000.

15.18 Invalidity of Subordination Provisions, etc. Any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any subordination agreement that relates to any Subordinated Debt, or any subordination provision in any guaranty by any Loan Party of any Subordinated Debt, shall cease to be in full force and effect, or any Loan Party or any other Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.

Section 16 Remedies Upon an Event of Default.

16.1 Acceleration. Upon the occurrence and during the continuance of an Event of Default described in Sections 15.7 or 15.8 hereof, any commitment to lend hereunder shall immediately and automatically terminate and all of the Obligations shall immediately and automatically become due and payable, in each case, without notice of any kind (provided, however, that notwithstanding the foregoing, Hedging Obligations shall only terminate in accordance with the terms of the relevant Hedging Agreement). Upon the occurrence of any other Event of Default, the Obligations may, at the option of Lender, in whole or in part at Lender’s sole discretion, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable and any commitment to lend hereunder may, at the option of Lender, and without demand, notice or legal process of any kind, be terminated.

16.2 Other Remedies. Upon the occurrence and during the continuance of an Event of Default, Lender may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the other Loan Documents and all of Lender’s rights and remedies shall be cumulative and non-exclusive to the extent permitted by law. In particular, but not by way of limitation of the foregoing, Lender may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which it already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter onto any of Loan Parties’ premises where any of the Collateral may be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and Lender shall have the right to store the same at any of Loan Parties’ premises without cost to Lender. At Lender’s request, Loan Parties shall, at Loan Parties’ expense, assemble the Collateral and make it available to Lender at one or more places to be designated by Lender and reasonably convenient to Lender and Loan Parties. Loan Parties recognize that if Loan Parties fail to perform, observe or discharge any of their Obligations under this Agreement or the other Loan Documents, no remedy at law will provide adequate relief to Lender, and agrees that Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. Any notification of intended disposition of any of the Collateral required by law will be deemed to be a reasonable authenticated notification of disposition if given at least ten (10) days prior to such disposition and such notice shall (i) describe Lender and Loan Parties, (ii) describe the Collateral that is the subject of the intended disposition, (iii) state the method of the intended disposition, (iv) state that Loan Parties are is entitled to an accounting of the Obligations and state the charge, if any, for an accounting and (v) state the time and place of any public disposition or the time after which any private sale is to be made. Lender may disclaim any warranties that might arise in connection with the sale, lease or other disposition of the Collateral and has no obligation to provide any warranties at such time.

16.3 Application of Funds. Any Proceeds of any disposition by Lender of any of the Collateral may be applied by Lender to the payment of expenses in connection with the Collateral, including, without limitation, legal expenses and reasonable attorneys’ fees, and any balance of such Proceeds and all other payments received by Lender during the continuance of an Event of Default may be applied by Lender toward the payment of such of the Obligations, and in such order of application, as Lender may from time to time elect.

16.4 Credit Bidding. The Loan Parties hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product provider shall be deemed to authorize) Lender to Credit Bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (and the Loan Parties shall approve Lender as a qualified bidder and such Credit Bid as qualified bid) at any sale thereof conducted by Lender under any provisions of the Uniform Commercial Code, as part of any sale or investor solicitation process conducted by any Loan Party, any interim receiver, receiver, receiver and manager, administrative receiver, trustee, agent or other Person pursuant or under any insolvency laws; provided, however, that (i) the acquisition documents shall be commercially reasonable and contain customary protections for minority holders such as among other things, anti-dilution and tag-along rights, (ii) the exchanged debt or equity securities must be freely transferable, without restriction (subject to applicable securities laws) and (iii) reasonable efforts shall be made to structure the acquisition in a manner that causes the governance documents pertaining thereto to not impose any obligations or liabilities upon the Lender individually (such as indemnification obligations). For purposes of the preceding sentence, the term “Credit Bid” shall mean, an offer submitted by the Lender to acquire the property of any Loan Party or any portion thereof in exchange for and in full and final satisfaction of all or a portion (as determined by the Lender) of the claims and Obligations under this Agreement and other Loan Documents.

Section 17 Conditions Precedent.

17.1 Conditions to Initial Loans. The obligation of Lender to fund the initial Revolving Loan, and to deem the Existing Letters of Credit issued under this Agreement, is subject to the satisfaction or waiver on or before the date hereof of the following conditions precedent:

(a) Lender shall have received each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the closing document list attached hereto as Schedule 17.1 (the “Closing Document List”) in each case in form and substance reasonably satisfactory to Lender;

(b) Since December 31, 2011, no event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect on any Loan Party, as determined by Lender in its Credit Judgment;

(c) Lender shall have received payment in full of all fees and expenses (for which statements have been presented to the Representative) payable to it by Loan Parties or any other Person in connection herewith, on or before disbursement of the initial Revolving Loan and the deemed issuance of the Existing Letters of Credit hereunder;

(d) Lender shall have determined that immediately after giving effect to (A) the making of the initial Loans, including without limitation the Revolving Loans deemed to be made on the Closing Date, (B) the issuance of the initial Letter of Credit, if any, requested to be made on such date, (C) the payment of all fees due upon such date and (D) the payment or reimbursement by Borrowers of Lender for all closing costs and expenses incurred in connection with the transactions contemplated hereby, Borrowers have Excess Availability of not less than Five Million Dollars ($5,000,000);

(e) Lender shall have received evidence reasonably satisfactory to it that the insurance policies required under Section 12.5 are in full force and effect, together with written evidence showing lender’s loss payable or additional insured clauses or endorsements in favor of Lender as required under such section;

(f) Lender shall have received (i) audited consolidated financial statements for Loan Parties and their Subsidiaries for the Fiscal Years ending December 31, 2009, December 31, 2010 and December 31, 2011 and (ii) unaudited interim consolidated financial statements for Loan Parties and their Subsidiaries for each fiscal quarterly period ended after the latest Fiscal Year referred to in clause (i) above;1

(g) Lender shall have received projected income statements, balance sheets and cash flow statements prepared by Borrowers and giving effect to the Loans and the use of proceeds therefrom;

[1]	Lender will require quarterly financial statements for the period ending June 30, 2012, if the closing date occurs after August 15, 2012.

(h) Lender shall have received a pro forma consolidated balance sheet of Loan Parties and their Subsidiaries as at the date of the most recent consolidated balance sheet delivered under clause (f)(ii) above, adjusted to give effect to the consummation of the financings contemplated hereby as if such transactions had occurred on such date, which is consistent in all material respects with the sources and uses of cash previously described to the Lender and the projections previously provided to the Lender;

(i) Each Loan Party shall have delivered all due diligence materials to Lender as Lender has reasonably requested and Lender shall have found such due diligence satisfactory in its sole discretion including, without limitation, a review of UCC, tax, lien and judgment searches, a review of any litigation matters, a review of the liquidity of Loan Parties’ accounts receivable and the general financial and operational state of the Loan Parties, a review of all licenses, permits, registrations, certifications and other approvals required in order to conduct any businesses in which Borrowers are or will be engaged and a review of all other due diligence materials requested by Lender, and Lender shall have found the results of such due diligence acceptable in its sole discretion;

(j) Lender shall have reviewed the results of, and found such results acceptable, in its sole discretion, a field audit examination of Borrowers;

(k) The Loan Parties shall have obtained all governmental and third party approvals necessary in connection with the financing contemplated hereby and the continuing operations of the Loan Parties on terms reasonably satisfactory to Lender and shall be in full force and effect; and

(l) The Loan Parties shall have executed and delivered to Lender all such other documents, instruments and agreements which Lender determines are reasonably necessary to consummate the transactions contemplated hereby.

17.2 Conditions to All Loans. Lender shall not be obligated to fund any Loans, arrange for the issuance of any Letters of Credit or grant any other accommodation for the benefit of Borrowers, unless the following conditions are satisfied:

(a) No Default or Event of Default shall exist at the time of or result from such funding, issuance or grant;

(b) Both before and after giving effect to such funding, issuance or grant, each of the representations and warranties of each Loan Party in this Agreement and each of the other Loan Documents to which it is a party shall be true and correct (i) in all respects if such date is the Closing Date, on and as of such date and (ii) otherwise, in all material respects (provided that if any representation or warranty is by its terms qualified by concepts of materiality, such representation and warranty shall be true and correct in all respects) on and as of such date, except for representations and warranties that expressly relate to an earlier date which must be true and correct as of such earlier date), taking into account any amendments, supplements or other modifications to certain of the Schedules as a result of disclosures made by Loan Parties to Lender after the Closing Date so long as such amendments, supplements or other modifications were made in accordance with the terms and conditions of the applicable Loan Document and, if required by the terms thereof, consented to by Lender in writing.

(c) No event shall have occurred or circumstances exist that has or could reasonably be expected to have a Material Adverse Effect.

Each request (or deemed request) by Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Loan Parties that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Lender shall have received such other information, documents, instruments and agreements as it deems appropriate in connection therewith.

Section 18 Miscellaneous.

18.1 Assignments; Participations.

18.1.1 Assignments. (a) Lender may, with the consent of the Representative (which consent shall not be unreasonably withheld, conditioned or delayed) at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of its Loans and Revolving Loan Commitment; provided, however that, no consent of the Representative shall be required in connection with (i) any assignment following the occurrence and during the continuance of an Event of Default or (ii) any assignment of Lender to any of its Affiliates or (iii) any assignment to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or to any trustee for the holders of its debt or equity interests or (iv) any assignment that is required by the United States government (whether federal, state, county or otherwise). Representative shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless Representative has expressly objected to such assignment within three (3) Business Days after notice thereof.

(b) From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to an assignment agreement between Lender and the Assignee, shall have the rights and obligations of Lender hereunder and (ii) Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, Lender) pursuant to an effective assignment agreement, Borrowers shall execute and deliver to the Assignee (and, as applicable, Lender) a Note in the principal amount of the Assignee’s pro rata share of the Revolving Loan Commitment plus the principal amount of the Assignee’s Term Loan (and, as applicable, a Note in the principal amount of the pro rata share of the Revolving Loan Commitment retained by Lender plus the principal amount of the Term Loan retained by Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by Lender of such Note, Lender shall return to Borrowers any prior Note held by it.

(c) Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

(d) For the avoidance of doubt, if Lender assigns less than all (but not all) of its Loans and Revolving Loan Commitment to one or more Persons after the Closing Date, Loan Parties shall, and shall cause their Subsidiaries to, (i) and Lender shall, and shall cause the proposed assignee(s) to, enter into good faith negotiations to add provisions to this Agreement which are commercially reasonable and mutually acceptable addressing defaulting lenders and amendments to the Loan Documents, and (ii) cooperate in good faith with any other amendments, restatements, supplements or other modifications that are necessary or desirable to be made to this Agreement and any other Loan Document to reflect Lender as “administrative agent” and the addition of more than one Lender, as determined in Lender’s Credit Judgment, but in no event shall any such amendment, restatement, supplement or other modification (A) change the amount of the Revolving Loan Commitment, the outstanding amount of the Term Loan or any stated fee payable with respect to the Revolving Loans and Term Loan pursuant to this Agreement or any other Loan Document or require Borrowers to pay any fee to the new Lender in connection with such assignment, (B) change the Maturity Date or any other date upon which any principal, interest or other amount payable by any Loan Party under any Loan Document is payable, (C) change any interest rate, or (D) make any other term or provision of this Agreement or any other Loan Document (1) adverse to any Loan Party or any Subsidiary of any Loan Party, or result in making compliance by any Loan Party or any Subsidiary of any Loan Party with any term or provision of this Agreement or any Loan Document more adverse or difficult (provided that, for the avoidance of doubt, neither (A) the Loan Parties obligation to indemnify the Lender and any new lender(s) or (B) the Borrowers obligation to reimburse the Lender and any new lender(s) for costs and expenses with respect to the administration and enforcement of their respective rights under the any Loan Document shall not be deemed to be adverse to any Loan Party) or (2) adverse to Lender or the new lender(s).

18.1.2 Participations. Lender may at any time sell to one or more Persons participating interests in its Loans, Revolving Loan Commitment or other interests hereunder (any such Person, a “Participant”). In the event of a sale by Lender of a participating interest to a Participant, (a) Lender’s obligations hereunder shall remain unchanged for all purposes, (b) Loan Parties shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations hereunder and (c) all amounts payable by Loan Parties shall be determined as if Lender had not sold such participation and shall be paid directly to Lender. Loan Parties agree that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with Lender, and Lender agrees to share with each Participant, on a pro rata basis. Loan Parties also agree that each Participant shall be entitled to the benefits of Section 4.2 or 4.4 as if it were Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 4.2 or 4.4 than would have been paid to Lender on such date if no participation had been sold).

18.2 Customer Identification—USA Patriot Act Notice. Lender (for itself and not on behalf of any other party) hereby notifies the Loan Parties that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow Lender, as applicable, to identify the Loan Parties in accordance with the Act.

18.3 Indemnification by Loan Parties. IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY LENDER AND THE AGREEMENT TO EXTEND THE REVOLVING LOAN COMMITMENT AND TERM LOAN PROVIDED HEREUNDER, EACH LOAN PARTY HEREBY AGREES TO INDEMNIFY, EXONERATE AND HOLD LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS OF LENDER (EACH A “LENDER PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING ATTORNEY COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY TENDER OFFER, MERGER, PURCHASE OF CAPITAL SECURITIES, PURCHASE OF ASSETS OR SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, (B) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS MATERIAL AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY OR THE OPERATIONS CONDUCTED THEREON, (D) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH ANY LOAN PARTY OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS MATERIALS OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF LENDER PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION. IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, LOAN PARTIES HEREBY AGREE TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW. ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 18.3 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE NOTES, EXPIRATION OR TERMINATION OF THE LETTERS OF CREDIT, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE COLLATERAL DOCUMENTS AND TERMINATION OF THIS AGREEMENT.

18.4 Notice. All notices, requests, demands and other communications with respect to this Agreement shall be in writing, sent by ordinary, certified or overnight mail, postage prepaid, by facsimile or delivered in person, and addressed as follows:

If to the Loan Parties:	Lawson Products, Inc.
8770 W. Bryn Mawr Ave., Suite 900
Chicago, IL 60631
Attention: Ronald J. Knutson
Telephone: (773) 304-5665
Fax: (312) 268-5281
E-mail: ron.knutson@lawsonproducts.com

With a copy to:

Lawson Products, Inc.
8770 W. Bryn Mawr Ave., Suite 900
Chicago, IL 60631
Attention: Neil Jenkins
Telephone: (773) 304-5281
Fax: (312) 268-5281
E-mail: neil.jenkins@lawsonproducts.com

Jenner & Block LLP
353 N. Clark Street
Chicago, IL 60654-3456
Attention: Elizabeth A. Davidson, Esq.
Telephone: (312) 840-8693
Fax: (312) 840-8793
Email: EDavidson@jenner.com

If to the Bank:	The PrivateBank and Trust Company
120 South LaSalle Street
Chicago, Illinois 60603
Attention: Joseph G. Fudacz
Telephone: (312) 564-1637
Fax: (312) 564-0438
E-mail: JFudacz@theprivatebank.com

With a copy to:

Vedder Price P.C.
222 North LaSalle Street, Suite 2300
Chicago, Illinois 60601
Attention: Michael A. Nemeroff, Esq.
Telephone: (312) 609-7500
Fax: (312) 609-5005
E-mail: mnemeroff@vedderprice.com

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this subsection. No notice to or demand on the Loan Parties in any case shall entitle the Loan Parties to any other or further notice or demand in similar or other circumstances. All notices shall be deemed received upon actual receipt thereof or refusal of delivery.

18.5 Modification and Benefit of Agreement. This Agreement and the other Loan Documents may not be modified, altered or amended except by an agreement in writing signed by Loan Parties or such other Person who is a party to such other Loan Document and Lender.

18.6 Headings of Subdivisions. The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

18.7 Power of Attorney. Each Loan Party acknowledges and agrees that its appointment of Lender as its attorney and agent-in-fact for the purposes specified in this Agreement is an appointment coupled with an interest and shall be irrevocable until all of the Obligations (other than contingent indemnification obligations for which no claims have been asserted) are satisfied and paid in full and this Agreement is terminated.

18.8 Confidentiality. Lender hereby agrees to use commercially reasonable efforts to assure that any and all information (including credit information) relating to Loan Parties which is (i) furnished by Loan Parties to Lender (or to any Affiliate of Lender); and (ii) non-public, confidential or proprietary in nature, shall be kept confidential by Lender or such Affiliate in accordance with applicable law; provided, however, that such information relating to Loan Parties may be distributed by Lender or such Affiliate to Lender’s or such Affiliate’s directors, managers, officers, employees, attorneys, affiliates, assignees, participants, auditors, agents and regulators, and upon the order of a court or other governmental agency having jurisdiction over Lender or such Affiliate, to any other Person. In addition such information and other credit information may be distributed by Lender to potential participants or assignees of any portion of the Obligations, provided, that such potential participant or assignee agrees to follow the confidentiality requirements set forth herein. Loan Parties and Lender further agree that this provision shall survive the termination of this Agreement. Notwithstanding the foregoing, Loan Parties hereby consent to Lender publishing a tombstone or similar advertising material relating to the financing transaction contemplated by this Agreement.

18.9 Counterparts. This Agreement, any of the other Loan Documents, and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement.

18.10 Electronic Submissions. Upon not less than thirty (30) days’ prior written notice (the “Approved Electronic Form Notice”), Lender may permit or require that any of the documents, certificates, forms, deliveries or other communications, authorized, required or contemplated by this Agreement or the other Loan Documents, be submitted to Lender in Approved Electronic Form (as hereafter defined), subject to any reasonable terms, conditions and requirements in the applicable Approved Electronic Forms Notice. For purposes hereof “Electronic Form” means e-mail, e-mail attachments, data submitted on web-based forms or any other communication method that delivers machine readable data or information to Lender, and “Approved Electronic Form” means an Electronic Form that has been approved in writing by Lender (which approval has not been revoked or modified by Lender) and sent to Loan Parties in an Approved Electronic Form Notice. Except as otherwise specifically provided in the applicable Approved Electronic Form Notice, any submissions made in an applicable Approved Electronic Form shall have the same force and effect that the same submissions would have had if they had been submitted in any other applicable form authorized, required or contemplated by this Agreement or the other Loan Documents.

18.11 Waiver of Jury Trial: Other Waivers.

(a) EACH LOAN PARTY AND LENDER EACH HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS, THE COLLATERAL, ANY ALLEGED TORTIOUS CONDUCT BY LOAN PARTIES OR LENDER OR WHICH, IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP AMONG LOAN PARTIES AND LENDER. IN NO EVENT SHALL LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

(b) Loan Parties hereby waive demand, presentment, protest and notice of nonpayment, and further waives the benefit of all valuation, appraisal and exemption laws.

(c) Loan Parties hereby waive the benefit of any law that would otherwise restrict or limit Lender or any affiliate of Lender in the exercise of its right, which is hereby acknowledged and agreed to, to set-off against the Obligations, without notice at any time hereafter, any indebtedness, matured or unmatured, owing by Lender or such affiliate of Lender to Loan Parties, including, without limitation any Deposit Account at Lender or such affiliate.

(d) EACH LOAN PARTY HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY LENDER OF ITS RIGHTS TO REPOSSESS THE COLLATERAL OF LOAN PARTIES WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON SUCH COLLATERAL, PROVIDED THAT IN THE EVENT THAT LENDER SEEKS TO ENFORCE ITS RIGHTS HEREUNDER BY JUDICIAL PROCESS OR SELF HELP, LENDER SHALL PROVIDE LOAN PARTIES WITH SUCH NOTICES AS ARE REQUIRED BY LAW.

Lender’s failure, at any time or times hereafter, to require strict performance by Loan Parties of any provision of this Agreement or any of the other Loan Documents shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of an Event of Default under this Agreement or any default under any of the other Loan Documents shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the other Loan Documents, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay on the part of Lender in the exercise of any right or remedy under this Agreement or any other loan Document shall preclude other or further exercise thereof or the exercise of any right or remedy. None of the undertakings, agreements, warranties, covenants and representations of Loan Parties contained in this Agreement or any of the other Loan Documents and no Event of Default under this Agreement or default under any of the other Loan Documents shall be deemed to have been suspended or waived by Lender unless such suspension or waiver is in writing, signed by a duly authorized officer of Lender and directed to Loan Parties specifying such suspension or waiver.

18.12 Choice of Governing Laws; Construction; Forum Selection. This Agreement and the other Loan Documents are submitted by Loan Parties to Lender for Lender’s acceptance or rejection at Lender’s principal place of business as an offer by Loan Parties to borrow monies from Lender now and from time to time hereafter, and shall not be binding upon Lender or become effective until accepted by Lender, in writing, at said place of business. If so accepted by Lender, this Agreement and the other Loan Documents shall be deemed to have been made at said place of business. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING, WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING PERFECTION OF THE SECURITY INTERESTS IN COLLATERAL LOCATED OUTSIDE OF THE STATE OF ILLINOIS, WHICH SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE RELEVANT JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

To induce Lender to accept this Agreement, each Loan Party irrevocably agrees that, subject to Lender’s sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE COLLATERAL SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF ILLINOIS. EACH LOAN PARTY HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID CITY AND STATE. LOAN PARTIES HEREBY WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON LOAN PARTIES BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO REPRESENTATIVE AT THE ADDRESS SET FORTH FOR NOTICE IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED. Failure of Lender to provide a copy of such process shall not impair Lender’s rights hereunder, create a cause of action against Lender or create any claim or right on behalf of any Loan Party or any third party. EACH LOAN PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST LOAN PARTIES BY LENDER IN ACCORDANCE WITH THIS SECTION.

18.13 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Loan Party or the transfer to the Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender, the Obligations shall automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

18.14 Guaranty. The effect of the joint and several obligations of Borrowers hereunder is that each Borrower hereby unconditionally and absolutely guarantees to the Bank, irrespective of the validity, regularity or enforceability of this Agreement or any other Loan Documents, the full and prompt payment in full to the Lender at maturity of all Borrowers’ Obligations. The guaranty set forth in this Section shall in all respects be continuing, absolute and unconditional, and shall remain in full force and effect until the Borrowers’ Obligations have been fully repaid. The guaranty set forth in this Section is an absolute and unconditional guaranty of payment and not of collectability. THE GUARANTY OBLIGATION SET FORTH IN THIS SECTION SHALL IN ALL RESPECTS BE IN FURTHERANCE, AND SHALL IN NO EVENT BE DEEMED IN LIMITATION, OF THE OBLIGATIONS OF EACH BORROWER UNDER THIS AGREEMENT.

18.15 Joint and Several Liability. Except as specifically set forth herein, the liability of each Borrower under this Agreement and the other Loan Documents in general shall be joint and several, and each reference herein to the Borrowers shall be deemed to refer to each such Borrower. In furtherance and not in limitation of the Lender’s rights and remedies hereunder or at law, the Lender may proceed under this Agreement and the other Loan Documents against any one or more of the Borrowers in its absolute and sole discretion for any of Borrowers’ Obligations or any other liability or obligation of any Borrower arising hereunder.

18.16 Representative. The Lender is authorized to rely on any written, verbal, electronic, telephonic or telecopy loan requests which the Lender believes in its good faith judgment to emanate from a properly authorized representative of the Borrowers, whether or not that is in fact the case. Each Borrower does hereby irrevocably confirm, ratify and approve all such advances by the Lender and does hereby indemnify the Lender against losses and expenses (including court costs, attorneys’ and paralegals’ fees) and shall hold the Lender harmless with respect thereto. Notwithstanding anything contained in this Agreement to the contrary, each Borrower hereby appoints Lawson Products Delaware (the “Representative”) to act as its sole and exclusive representative under this Agreement for all purposes, including without limitation, to receive funds advanced hereunder, to receive notices and other communications from the Lender hereunder, to make requests for advances of funds hereunder and to amend this Agreement. The Lender shall have (i) no obligation to communicate with any Borrower other than the Representative concerning this Agreement, any note or any other matter related to the Obligations and (ii) no responsibility with respect to the allocation among Borrowers of the funds advanced hereunder.

Section 19 Nonliability of Lender. The relationship among Loan Parties on the one hand and Lender on the other hand shall be solely that of obligor and lender. Lender has no fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and Lender, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Lender undertakes no responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. Each Loan Party agrees, on behalf of itself and each other Loan Party, that Lender shall have no liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND EACH LOAN PARTY, HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR, ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). Each Loan Party acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Loan Parties and Lender.

(Signature Page to Loan and Security Agreement)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

LENDER:	THE PRIVATEBANK AND TRUST COMPANY

	By:	/s/ Joseph G. Fudacz
Joseph G. Fudacz
Managing Director

(Signature Page to Loan and Security Agreement)

BORROWERS:	LAWSON PRODUCTS, INC, a Delaware corporation

	By:	/s/ Thomas J. Neri
Name: Thomas J. Neri
Title: President & Chief Executive Officer

LAWSON PRODUCTS, INC, an Illinois corporation

	By:	/s/ Thomas J. Neri
Name: Thomas J. Neri
Title: President & Chief Executive Officer

DRUMMOND AMERICAN LLC, an Illinois limited liability company

	By:	/s/ Thomas J. Neri
Name: Thomas J. Neri
Title: President

CRONATRON WELDING SYSTEMS LLC., a North Carolina limited liability company

	By:	/s/ Thomas J. Neri
Name: Thomas J. Neri
Title: President

AUTOMATIC SCREW MACHINE PRODUCTS COMPANY, INC., an Alabama corporation

	By:	/s/ Thomas J. Neri
Name: Thomas J. Neri
Title: Chief Executive Officer

(Signature Page to Loan and Security Agreement)

BORROWERS:	SHIRE DIVESTITURE COMPANY, a Nevada corporation

	By:	/s/ Thomas J. Neri
Name: Thomas J. Neri
Title: President & Chief Executive Officer

BARON DIVESTITURE COMPANY, an Illinois corporation

	By:	/s/ Thomas J. Neri
Name: Thomas J. Neri
Title: President & Chief Executive Officer

EXHIBIT A—COMPLIANCE CERTIFICATE

Attached to and made a part of that certain Loan and Security Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, including all schedules and exhibits attached thereto (the “Agreement”) dated as of August 8, 2012, among LAWSON PRODUCTS, INC., a Delaware corporation, LAWSON PRODUCTS, INC., an Illinois corporation, DRUMMOND AMERICAN LLC, an Illinois limited liability company, CRONATRON WELDING SYSTEMS LLC, a North Carolina limited liability company, SHIRE DIVESTITURE COMPANY, a Nevada corporation, BARON DIVESTITURE COMPANY, an Illinois corporation, and AUTOMATIC SCREW MACHINE PRODUCTS COMPANY, INC., an Alabama corporation (individually each a “Borrower” and collectively the “Borrowers”), the other “Loan Parties” from time to time party thereto and THE PRIVATEBANK AND TRUST COMPANY (“Lender”). Capitalized terms used herein without definition shall have the meanings set forth in the Agreement.

This Certificate is submitted pursuant to Section 9.3 of the Agreement.

The undersigned, solely in its capacity as the [            ] of the Representative, hereby certifies on behalf of Borrowers to Lender that as of [            ], 201[    ]:

1. The undersigned is the [            ] of the Representative, on behalf of the Borrowers.

2. There exists no Default or Event of Default, or, if such an event or circumstance exists, a writing attached hereto specifies the nature thereof, the period of existence thereof and the action that Borrowers have taken or proposes to take with respect thereto.

3. No material adverse change in the financial condition, assets, business, property or operations of Loan Parties and their Subsidiaries, taken as a whole, has occurred since [date of last Compliance Certificate/last financial statements delivered prior to closing], or, if such a change has occurred, a writing attached hereto specifies the nature thereof and the action that Borrowers have taken or proposes to take with respect thereto.

4. As of the date of this Certificate, the representations and warranties of each Loan Party in the Agreement and each of the other Loan Documents to which it is a party are true and correct in all material respects (provided that if any representation or warranty is by its terms qualified by concepts of materiality such representation and warranty shall be true and correct in all respects); except for representations and warranties that expressly relate to an earlier date which are true and correct as of such earlier date, taking into account any amendments, supplements or other modifications to certain of the Schedules as a result of disclosures made by Loan Parties to Lender after the Closing Date so long as such amendments, supplements or other modifications were made in accordance with the terms and conditions of the applicable Loan Document and, if required by the terms thereof, consented to by lender in writing.

5. The financial statements of Loan Parties and their Subsidiaries, on a consolidated basis, being concurrently delivered herewith have been prepared in accordance with GAAP consistently applied and there have been no material changes in accounting policies or financial reporting practices of Borrowers since [date of the last Compliance Certificate/date of last financial statements delivered prior to closing] or, if any such change has occurred, such changes are set forth in a writing attached hereto.

Exhibit A

6. Attached hereto is a true and correct calculation of the financial covenants contained in the Agreement.

REPRESENTATIVE:	LAWSON PRODUCTS, INC., a Delaware corporation

By:
Name:
Title:

Exhibit A

EXHIBIT B—NOTICE OF BORROWING

Date: [            , 20    ]

This certificate is given by             , an authorized representative of [            ] (the “Representative”), on behalf of itself and each of LAWSON PRODUCTS, INC., a Delaware corporation, LAWSON PRODUCTS, INC., an Illinois corporation, DRUMMOND AMERICAN LLC, an Illinois limited liability company, CRONATRON WELDING SYSTEMS LLC, a North Carolina limited liability company, SHIRE DIVESTITURE COMPANY, a Nevada corporation, BARON DIVESTITURE COMPANY, an Illinois corporation, and AUTOMATIC SCREW MACHINE PRODUCTS COMPANY, INC., an Alabama corporation (individually each a “Borrower” and collectively the “Borrowers”), pursuant to Section 2.5.2 of that certain Loan and Security Agreement dated as of August 8, 2012 among Borrowers, the other “Loan Parties” from time to time party thereto and THE PRIVATEBANK AND TRUST COMPANY (“Lender”) (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, including all schedules and exhibits thereto, the “Loan Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Loan Agreement.

The undersigned, solely in its capacity as an authorized representative of Representative, hereby gives notice on behalf of Borrowers to Lender of Borrowers’ request to:

[(a) on [ date ] borrow $[            ] of Revolving Loans, which Revolving Loans shall be [Base Rate Loans/LIBOR Loans having an Interest Period of             month(s)]];

[(b) on [ date ] convert $[            ] of the aggregate outstanding principal amount of the [            ] Loan, bearing interest at [            ], into a [            ] Loan [and, in the case of a LIBOR Loan, having an Interest Period of [            ] month(s)]].

[(c) on [ date ] continue $[            ] of the aggregate outstanding principal amount of the [            ] Loan, bearing interest at [            ], as a LIBOR Loan having an Interest Period of [            ] month(s)].

The undersigned, solely in its capacity as an authorized representative of Representative hereby certifies on behalf of Borrowers that, both before and after giving effect to the request above (i) no event shall have occurred or circumstances exist that has or could reasonably be expected to have a Material Adverse Effect, (ii) as of the date of this Certificate, the representations and warranties of each Loan Party in the Agreement and each of the other Loan Documents to which it is a party are true and correct in all material respects (provided that if any representation or warranty is by its terms qualified by concepts of materiality such representation and warranty shall be true and correct in all respects); except for representations and warranties that expressly relate to an earlier date which are true and correct as of such earlier date, taking into account any amendments, supplements or other modifications to certain of the Schedules as a result of disclosures made by Loan Parties to Lender after the Closing Date so long as such amendments, supplements or other modifications were made in accordance with the terms and conditions of the applicable Loan Document and, if required by the terms thereof, consented to by lender in writing and (iii) no Default or Event of Default has occurred and is continuing on the date hereof.

Exhibit B

IN WITNESS WHEREOF, the undersigned, solely in its capacity as an authorized representative of the Representative has executed and delivered this certificate this [            ] day of [        , 20    ].

REPRESENTATIVE:	LAWSON PRODUCTS, INC., a Delaware corporation

By:
Name:
Title:

Exhibit B

EXHIBIT C—NOTICE OF CONVERSION/CONTINUATION

To:	The PrivateBank and Trust Company, as Lender

Please refer to the Loan and Security Agreement dated as of August 8, 2012 (as amended, restated, supplemented or otherwise modified from time to time, including all schedules and exhibits attached thereto, the “Loan Agreement”) among LAWSON PRODUCTS, INC., a Delaware corporation, LAWSON PRODUCTS, INC., an Illinois corporation, DRUMMOND AMERICAN LLC, an Illinois limited liability company, CRONATRON WELDING SYSTEMS LLC, a North Carolina limited liability company, SHIRE DIVESTITURE COMPANY, a Nevada corporation, BARON DIVESTITURE COMPANY, an Illinois corporation, and AUTOMATIC SCREW MACHINE PRODUCTS COMPANY, INC., an Alabama corporation (individually each a “Borrower” and collectively the “Borrowers”), the other “Loan Parties” from time to time party thereto and THE PRIVATEBANK AND TRUST COMPANY, as Lender. Terms used but not otherwise defined herein are used herein as defined in the Loan Agreement.

The undersigned, solely in its capacity as an authorized representative of Representative, hereby gives irrevocable notice on behalf of Borrowers, pursuant to Section 2.5.3 of the Loan Agreement, of its request to:

(a) on [ date ] convert $[        ] of the aggregate outstanding principal amount of the [            ] Loan, bearing interest at the [            ] Rate, into a(n) [            ] Loan [and, in the case of a LIBOR Loan, having an Interest Period of [            ] months];

[(b) on [ date ] continue $[        ] of the aggregate outstanding principal amount of the [            ] Loan, bearing interest at the LIBOR Rate, as a LIBOR Loan having an Interest Period of [            ] months].

The undersigned, solely in its capacity as an authorized representative of Representative, hereby represents and warrants on behalf of the Borrowers that all of the conditions contained in Section 17.2 of the Loan Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the conversion/continuation requested hereby, before and after giving effect thereto.

The Representative has caused this Notice of Conversion/Continuation to be executed and delivered by its officer thereunto duly authorized on [            , 20    ].

REPRESENTATIVE:	LAWSON PRODUCTS, INC., a Delaware corporation

By:
Name:
Title:

Exhibit C